EXHIBIT 10.3

CREDIT AGREEMENT

among

IBIO CDMO LLC,

as Borrower

and

WOODFOREST NATIONAL BANK,

as Lender

As of November 1, 2021

i

SECTION 7	REPRESENTATIONS AND WARRANTIES	21
7.1	Existence	21
7.2	Authorization	22
7.3	Enforceability	22
7.4	Subsidiaries	22
7.5	Liens	22
7.6	Debt	22
7.7	Ownership of Assets	22
7.8	Intellectual Property	22
7.9	Place of Business; Real Property	23
7.10	Financial Information	23
7.11	Compliance with Laws	23
7.12	Material Agreements	23
7.13	Litigation	23
7.14	Taxes	23
7.15	Environmental Matters	24
7.16	Insurance	24
7.17	Margin Regulations	24
7.18	Trade Names	24
7.19	Transactions with Affiliates	24
7.20	ERISA	24
7.21	Labor Matters	24
7.22	Investment Company Act	24
7.23	Anti-Corruption Laws and Sanctions	25
7.24	Patriot Act	25
7.25	Solvency	25
7.26	No Restrictive Agreement	25
7.27	PSA; Ground Lease	25

SECTION 8	AFFIRMATIVE COVENANTS	25
8.1	Items to be Furnished	25
8.2	Keeping Books and Records	27
8.3	Inspection; Collateral Examinations	27
8.4	Maintenance of Existence, Assets, and Business	28
8.5	Taxes	28
8.6	Insurance	28
8.7	Compliance with Laws	29
8.8	Compliance with Agreements	29
8.9	Lien Claims	29
8.10	Environmental Laws	29
8.11	ERISA	29
8.12	Conduct Business	29
8.13	Banking Relationship	30
8.14	Use of Proceeds	30
8.15	Ground Lease	30
8.16	Payment of Obligations and Expenses	30
8.17	Further Assurances	30

SECTION 9	NEGATIVE COVENANTS	31
9.1	Debt	31
9.2	Liens	31
9.3	Acquisition, Mergers, and Dissolutions	31
9.4	Disposition of Assets	31
9.5	Restricted Payments	31
9.6	Loans and Advances	32
9.7	Investments	32
9.8	Compliance with Environmental Laws	32
9.9	Accounting and Fiscal Year	32
9.10	Change of Business	32
9.11	Transactions With Affiliates	32
9.12	Hedge Agreements	32
9.13	Compliance with Government Regulations	32
9.14	Organizational Documents	33
9.15	Assignment	33
9.16	Restrictive Agreement	33
9.17	Ground Lease	33

SECTION 10	FINANCIAL COVENANT	33

SECTION 11	DEFAULT	33
11.1	Payment of Obligations	33
11.2	Covenants	33
11.3	Inaccuracy of Representations	34
11.4	Insolvency – Voluntary Proceedings	34
11.5	Insolvency – Involuntary Proceedings	34
11.6	Insolvency	34
11.7	Judgments	34
11.8	Default Under Other Agreements	34
11.9	Validity and Enforceability of Loan Documents	35
11.10	Change of Control	35
11.11	Letter of Credit	35
11.12	Ground Lease	35
11.13	.	35

SECTION 12	RIGHTS AND REMEDIES	35
12.1	Remedies Upon Default	35
12.2	Cash Collateral	36
12.3	Waivers	36
12.4	No Waiver	36
12.5	Performance by Lender	36
12.6	Cumulative Rights	36

SECTION 13	MISCELLANEOUS	36
13.1	Governing Law, Forum, and Venue	36
13.2	Waiver of Right to Trial by Jury	37
13.3	Invalid Provisions	37
13.4	Multiple Counterparts and Electronic Signatures	37
13.5	Notice	37
13.6	Binding Effect; Survival	38
13.7	Survival of Indemnification and Representations and Warranties	38
13.8	Amendments	38
13.9	Participants	38
13.10	Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances	38
13.11	INDEMNITY	39
13.12	Limitation of Liability	39
13.13	Patriot Act	40
13.14	Document Imaging and Retention Policy	40
13.15	Entirety	40

SCHEDULES AND EXHIBITS

SCHEDULE 1	Parties, Contact Information, and Wiring Instructions
SCHEDULE 5	Conditions Precedent
SCHEDULE 7.4	Subsidiaries and Ownership
SCHEDULE 7.9	Place of Business
SCHEDULE 7.12	Material Agreements
SCHEDULE 7.18	Trade Names
SCHEDULE 9.1	Permitted Debt
SCHEDULE 9.2	Permitted Liens
SCHEDULE 9.5	Management agreements, Consulting Agreement and Similar Agreements
SCHEDULE 9.6	Loans and Advances

EXHIBIT A	Compliance Certificate

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is entered into as of November, 2021 (the “Closing Date”), between iBio CDMO LLC, a Delaware limited liability company (“Borrower”), and WOODFOREST NATIONAL BANK, a national banking association (the “Lender”).

RECITALS

A.            Borrower has requested that Lender extend credit to Borrower in the form of a single-advance Term Loan on the Closing Date.

B.            Lender is willing to extend the requested credit on the terms and conditions of this Agreement.

Accordingly, Lender and Borrower agree as follows:

SECTION 1           DEFINITIONS AND TERMS.

1.1            Definitions. As used in the Loan Documents:

Affiliate means, with respect to a specified Person, (a) another Person that directly or indirectly, through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person, or (b) any officer, director, manager, or partner of the specified Person.

Agreement means this Credit Agreement, and all exhibits and schedules to this Agreement, in each case as amended, restated, supplemented, or otherwise modified from time to time.

Anti-Corruption Laws means all laws, rules, and regulations of any Governmental Authority applicable to Borrower or any of its Subsidiaries from time to time concerning or relating to bribery, money laundering or corruption.

Assignment of Ground Lease means the Special Warranty Deed and Assignment of Ground Lease dated on or about the Closing Date, executed by College Station and Borrower, conveying to Borrower all of College Station's right, title and interest to the Ground Lease.

Bankruptcy Code means the Bankruptcy Code in Title 11 of the U.S. Code, as amended, modified, succeeded or replaced from time to time.

Board of Directors means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person, (b) in the case of any limited liability company, the board of managers, sole member, managing member, or other governing body of such Person, (c) in the case of any partnership, the Board of Directors of the general partner of such Person and (d) in any other case, the functional equivalent of the foregoing.

Board of Governors means the Board of Governors of the Federal Reserve System of the U.S. (or any successor thereto).

Bryan Capital means Bryan Capital Investors LLC, a Texas limited liability company.

Business Day means any day that is not a Saturday, Sunday or other day on which commercial banks in Houston, Texas, are required or authorized by Law to remain closed.

Capital Expenditure means, for any Person, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of any such Person in accordance with GAAP.

Capital Lease Obligations means, for any Person, the obligations required to be classified as a capital lease on a consolidated balance sheet of any such Person in accordance with GAAP.

Cash Collateral means cash and Cash Equivalents deposited into a cash collateral account under the sole dominion and control of Lender as Collateral pursuant to documentation in Proper Form.

Cash Collateralize means to pledge Cash Collateral as collateral for the Cash Management Liabilities or any other obligation of a Loan Party in an amount equal to at least 102% of such Cash Management Liabilities or other obligation.

Cash Equivalents means, collectively, (a) marketable direct obligations issued or unconditionally guaranteed by the U.S. or any agency thereof maturing within one hundred twenty (120) days from the date of acquisition thereof, (b) commercial paper maturing no more than one hundred twenty (120) days from the date of creation thereof and currently having the highest rating obtainable from either S&P or Moody’s, (c) certificates of deposit maturing no more than one hundred twenty (120) days from the date of creation thereof issued by commercial banks incorporated under the laws of the U.S., each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of “A” or better by a nationally recognized rating agency, or (d) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder.

Cash Management Agreement means agreements or other arrangements under which Cash Management Products and Services are provided.

Cash Management Liabilities means the indebtedness, obligations and liabilities of Borrower or any Guarantor to any Cash Management Provider which provides any Cash Management Products and Services to Borrower or such Guarantor (including all obligations and liabilities owing in respect of any returned items deposited with such Cash Management Provider).

Cash Management Products and Services means the following products or services, (a) credit cards, (b) credit card processing services, (c) debit cards and stored value cards, (d) commercial cards and purchasing cards, (e) ACH transactions, and (f) cash management and treasury management services and products, including controlled disbursement accounts or services, lockboxes, automated clearinghouse transactions, return items, overdrafts, and interstate depository network services.

Cash Management Provider means Lender, or any Affiliate of Lender, which provides Cash Management Products and Services to Borrower or any Guarantor under any Cash Management Agreement with Borrower or such Guarantor.

Change in Law means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the U.S. or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

Change of Control means (a) Parent Guarantor ceases to own and Control, directly or indirectly, at least fifty-one percent (51%) of the Equity Interests of Borrower on a fully-diluted basis, free and clear of all Liens (other than Liens in favor of Lender), or (b) Borrower ceases to own and Control, directly or indirectly, 100% of the Equity Interests of each Subsidiary (except pursuant to a transaction expressly permitted under this Agreement), in each case free and clear of all Liens (other than Liens in favor of Lender).

Closing Date has the meaning set forth in the preamble to this Agreement.

Collateral means any and all property owned, leased, or operated by a Loan Party covered by the Security Documents, including the iBio Property, and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be, become or intended to be, subject to a security interest or Lien in favor of Lender and other Secured Parties, to secure the Obligations.

Collateral Agreement means a landlord waiver or subordination, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in the books, equipment, accounts, inventory, or other assets of any Loan Party, in each case, in favor of Lender with respect to the Collateral at such premises or otherwise in the custody, control or possession of such lessor, warehouseman, processor, consignee or other Person and in Proper Form.

Collateral Examination means audits, verifications and inspections of (a) the Collateral, (b) the accounting and financial processes and procedures of Borrower pertaining to the Collateral, and (c) the books, records and documents of Borrower pertaining to the Collateral, in each case conducted by a Person (who may be an employee of Lender or who may be an independent third party) reasonably satisfactory to Lender.

College Station means College Station Investors LLC, a Texas limited liability company.

Compliance Certificate means a certificate substantially in the form of Exhibit A signed by a Responsible Officer of Borrower and Parent Guarantor.

Control means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract, or otherwise, and the terms Controls, Controlling, and Controlled have meanings correlative thereto.

Debt means, for any Person and without duplication (a) Funded Debt, (b) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business and not past due for more than 60 days after the date such account payable was due), (e) all Debt of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the indebtedness secured thereby has been assumed, (f) all guarantees by such Person of Debt of others, (g) Capital Lease Obligations of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (h) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease (regardless of whether accounted for as indebtedness under GAAP), (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit or letters of guarantee, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all obligations of such Person to in respect of Disqualified Equity Interests, (l) the net obligation of such Person under any Hedge Agreement, (m) all liabilities of such Person in respect of unfunded vested benefits under any ERISA Plan, (n) all obligations of such Person to repurchase accounts, chattel paper, or notes receivable sold by such Person, and (o) all other obligations required by GAAP to be classified upon such Person’s balance sheet as liabilities. The Debt of any Person shall include indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity.

Debtor Relief Laws means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, fraudulent transfer, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief Laws of the U.S. or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

Default is defined in Section 11.

Default Rate means, when determined, an annual rate of interest equal to the lower of (a) the Maximum Rate, and (b) the interest rate specified in Section 3.3, plus two percent (2%).

Disposition means the sale, assignment, transfer, license, lease (as lessor), exchange, or other disposition of any asset by any Person (including any Sale and Leaseback Transaction), or the granting of any option or other right to do any of the foregoing.

Disqualified Equity Interests means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interest into which they are convertible or for which they are exchangeable) or upon the happening of any event or condition, (a)  mature or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests) (except as a result of a Change of Control or Disposition so long as any rights of the holders thereof upon the occurrence of a Change of Control or Disposition event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable), in whole or in part, (c) provide for the scheduled payment of dividends in cash, or (d) are or become convertible into or exchangeable for Debt or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date.

Distribution means (a) any dividend, distribution, or other payment (whether in cash, securities, or other property) in respect of the Equity Interests of a Person, (b) any redemption, purchase, retirement or other acquisition by a Person of any of its Equity Interests, including under any put option or call option, and/or (c) the establishment or funding of any reserve for any such distribution, dividend, payment, redemption, purchase, retirement, or acquisition, including any sinking fund or similar arrangement.

Dollar, Dollars and $ means currency of the U.S. which is at the time of payment legal tender for the payment of public and private debts in the U.S.

Eminent Domain Event means any Governmental Authority or any Person acting under, for, or on behalf of, a Governmental Authority institutes proceedings to condemn, seize or appropriate all or part of any asset of Borrower.

Eminent Domain Proceeds means all amounts received by Borrower as a result of any Eminent Domain Event.

Environmental Indemnity Agreement means the Environmental Indemnity Agreement by and among Borrower, Parent Guarantor and Lender, in Proper Form.

Environmental Law means any Law that relates to the pollution or protection of the environment, the regulation of releases of any materials into the environment, including Laws related to Hazardous Materials, air emissions and discharges to wastewater or publicly owned wastewater treatment systems, or to human health and safety.

Environmental Liability means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, or disposal of any Hazardous Material, (c) exposure to any Hazardous Material, (d) the release or threatened release of any Hazardous Material into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liabilities are assumed or imposed for any of the foregoing.

Equity Interests means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of corporate stock, membership interests in a limited liability company, partnership interests (general or limited), beneficial interests in a trust or other equity ownership interests in a Person, or any warrants, options or other rights to acquire such interests or other ownership interests of such Person.

ERISA means the Employee Retirement Income Security Act of 1974, as amended, and its related rules, regulations, and published interpretations.

ERISA Affiliate means any trade or business (whether or not incorporated) that, together with Borrower, is treated as a single employer under Section 414(b) or (c) of the Tax Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Tax Code, is treated as a single employer under Section 414 of the Tax Code).

ERISA Event means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to an ERISA Plan (other than an event for which the 30-day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Tax Code or Section 302 of ERISA), for any ERISA Plan whether or not waived; (c) the filing pursuant to Section 412(c) of the Tax Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any ERISA Plan; (d) the incurrence by Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any ERISA Plan; (e) the receipt by Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any ERISA Plan or Plans or to appoint a trustee to administer any ERISA Plan; (f) the incurrence by Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal of Borrower or any ERISA Affiliate from any ERISA Plan; or (g) the receipt by Borrower or any ERISA Affiliate of any notice, or the receipt by any ERISA Plan from Borrower or any ERISA Affiliate of any notice, concerning the imposition upon Borrower or any ERISA Affiliate of Withdrawal Liability or a determination that an ERISA Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

ERISA Plan means any employee pension benefit plan (other than a multiemployer plan) subject to the provisions of Title IV of ERISA or Section 412 of the Tax Code or Section 302 of ERISA, and in respect of which Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be (a) an “employer” as defined in Section 3(5) of ERISA, (b) a multiemployer plan as defined in Section 4001(a)(3) of ERISA, and (c) a pension, profit-sharing, or stock bonus plan intended to qualify under Section 401(a) of the Tax Code, maintained or contributed to by Borrower or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

Finance Code is defined in the definition of “Maximum Rate.”

Funded Debt means, when determined, for any Person (a) all obligations for borrowed money, whether or not evidenced by notes, bonds, debentures or similar instruments, (b) all Capital Lease Obligations, and (c) all liabilities related to letters of credit.

GAAP means generally accepted accounting principles in the U.S. set out in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board as in effect from time to time.

Governmental Authority means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government.

Ground Lease means that certain Ground Lease dated March 8, 2010, between Landlord, as landlord, and Borrower, as successor in interest to College Station after giving effect to the Assignment of Ground Lease, executed by College Station and Borrower, as tenant, as amended by the Estoppel Certificate and Amendment to Ground Lease Agreement between Landlord and College Station dated December 22, 2015, as amended by the Assignment of Ground Lease, as confirmed by the Estoppel Certificate executed by Landlord dated on or about the Closing Date, and as otherwise further amended, extended, renewed, restated, supplemented or modified from time to time in accordance with the terms thereof and hereof together and collectively, the “Ground Lease”), related to the iBio Property.

Guarantor means (a) Parent Guarantor, (b) any now-existing or hereafter acquired or created Subsidiary of Borrower and (c) each other Person executing from time to time a Guaranty to directly or indirectly guarantee the Obligations.

Guaranty means a guarantee of the Obligations under a guaranty agreement in Proper Form, including the Parent Guaranty Agreement.

Hazardous Material means (a) any explosive or radioactive substance or waste, all hazardous or toxic substances, waste, or other pollutants, and any other substance the presence of which requires removal, remediation or investigation under any applicable Environmental Law, (b) any substance that is defined or classified as a hazardous waste, hazardous material, pollutant, contaminant, or toxic or Hazardous Material under any applicable Environmental Law, or (c) petroleum, petroleum distillates, petroleum products, oil, polychlorinated biphenyls, radon gas, infectious medical wastes, and asbestos or asbestos-containing materials.

Hedge Agreement means a Hedge Transaction which is (a) (i) documented on a form of master agreement and schedule thereto, and one or more confirmations, in each case, published by the International Swaps and Derivatives Association, Inc., or any International Foreign Exchange Master Agreement, or (ii) is documented in some other reasonable and customary manner, and (b) is entered into for hedging purposes (rather than speculative purposes).

Hedge Transaction means any (and all) rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, future contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, total return swap, credit spread transaction, repurchase transaction, reserve purchase transaction, securities lending transaction, weather index transaction, spot contracts, fixed-price physical delivery contracts, whether or not exchange traded, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing) whether or not such transaction is governed by and subject to any master agreement.

iBio Property means any and all of Borrower’s rights and interests in and to the Ground Lease, together with all of Borrower’s right, title and interest in and to all real property, improvements and fixtures related thereto, located at 8800 HSC Parkway, Bryan, Texas 77807, and all rights, privileges and appurtenances pertaining thereto, including all rights, easements, privileges, appurtenances and privileges belonging or appertaining thereto.

Insurance Proceeds means all cash and non-cash proceeds in respect of any insurance policy maintained by Borrower under the terms of this Agreement.

JPM means JPMorgan Chase Bank, N.A., a national banking association.

Landlord means The Board of Regents of the Texas A&M University System, an agency of the State of Texas.

Laws means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority (whether or not such orders, requests, licenses, authorizations, permits or agreements have the force of law), including all Environmental Laws.

Lender’s Office means Lender’s address and, as appropriate, account (or accounts) set out on Schedule 1, or such other address or account as Lender may from time to time notify Borrower.

Letter of Credit means that certain standby letter of credit dated on or about the Closing Date by and among JPM, as issuing bank, Borrower, as applicant, and Lender, as beneficiary, in Proper Form, subject to the International Standby Practices, ICC Publication No. 590 (the “ISP98”), as amended, restated, supplemented, or otherwise modified from time to time.

Lien means any lien (including statutory liens), mortgage, security interest, financing statement, collateral assignment, pledge, negative pledge assignment, charge, encumbrance, hypothecation, deposit arrangement, preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, the interest of a lessor under a capital lease and any synthetic or any financing lease having substantially the same economic effect as any of the foregoing), or encumbrance of any kind, and any other right of or arrangement with any creditor (whether based on common law, constitutional provision, statute or contract) to have its claim satisfied out of any property or assets, or their proceeds, before the claims of the general creditors of the owner of the property or assets.

Litigation means any action by or before any Governmental Authority, arbitrator, or arbitration panel.

Loan Documents means (a) this Agreement, all certificates and requests delivered under this Agreement, and all exhibits and schedules to this Agreement, (b) the Term Note, (c) all Guaranties, (d) the Security Documents, (e) the Collateral Agreement the Environmental Indemnity Agreement, (f) all other agreements, documents, and instruments in favor of Lender delivered in connection with or under this Agreement (other than Cash Management Agreements), and (g) all renewals, extensions, amendments, modifications, supplements, restatements, and replacements of, or substitutions for, any of the foregoing, each in Proper Form.

Loan Parties means, collectively, Borrower and each Guarantor, any other Person who becomes a party to this Agreement or any other Loan Document as an obligor of the Obligations and their respective successors and assigns, and the term Loan Party means any one of them or all of them individually, as the context may require. Notwithstanding the foregoing, any reference in this Agreement or in any other Loan Document to Loan Parties or Loan Party shall be deemed to not include a reference to Parent Guarantor.

Material Adverse Effect means (a) the impairment of the ability of Borrower or any Guarantor to perform any of its payment or other material obligations under any Loan Document to which it is a party, as determined in the sole discretion of Lender, (b) the impairment of the ability of Lender to enforce Borrower’s or any Guarantor’s material obligations, or Lender’s rights, under any Loan Document to which it is a party, (c) a material adverse effect upon the legality, validity, binding effect or enforceability against Borrower or any Guarantor of any Loan Document to which it is a party, and (d) any act, omission or undertaking which would, singly or in the aggregate, have a material and adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or business prospects of Borrower or any Guarantor. Further to the foregoing, any cancellation, rejection, rescission, termination of or material default under or breach of the Ground Lease shall constitute a Material Adverse Effect.

Material Adverse Event means any circumstance or event that, individually or collectively with other circumstances or events, could reasonably be expected to have a Material Adverse Effect.

Material Agreement means, for any Person, any agreement to which that Person is a party, by which that Person is bound, or to which any assets of that Person may be subject, and that is not cancelable by that Person upon 30 or fewer days’ notice without liability for further payment other than a nominal penalty, and that requires that Person to pay more than $325,000 in the aggregate during each year during the term of such agreement.

Maturity Date means the earlier of (a) November 1, 2023, or (b) the acceleration of maturity of the Term Loan in accordance with Section 12 of this Agreement.

Maximum Rate means the maximum non-usurious rate of interest that Lender is permitted to contract for, charge, take, reserve or receive on the Obligations under applicable Law including, without limitation, Chapter 303 of the Texas Finance Code (the “Finance Code”). To the extent that Chapter 303 of the Finance Code is relevant to Lender for purposes of determining the Maximum Rate, Lender may elect to determine the Maximum Rate under the Finance Code pursuant to the “weekly ceiling” from time to time in effect, as referred to in Chapter 303 of the Finance Code; subject, however, to any right Lender subsequently may have under applicable Law to change the method of determining the Maximum Rate.

Moody’s means Moody’s Investors Service, Inc. and any successor thereto.

Mortgage means each deed of trust or mortgage, as applicable, in Proper Form, from Borrower or any Subsidiary, as mortgagor, to the trustee named therein or to Lender, as applicable.

Multiemployer Plan means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

Net Proceeds means (a) with respect to any Disposition of any asset by any Person, the aggregate amount of cash and non-cash proceeds from such Disposition received by, or paid to or for the account of, such Person, net of customary and reasonable out-of-pocket costs, fees, and expenses, (b) with respect to the issuance of equity securities, debt securities, subordinated debt, or similar instruments, or the incurrence of Debt, the cash and non-cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection with such issuance, (c) with respect to Insurance Proceeds, all cash proceeds received by Borrower or Lender from an insurer under any insurance policy maintained by Borrower, and (d) with respect to Eminent Domain Proceeds, all cash proceeds received by Borrower from any Governmental Authority net of attorney’s fees and other customary and reasonable out-of-pocket costs, fees, and expenses. Non-cash proceeds include any proceeds received by way of deferred payment of principal pursuant to a note, installment receivable, purchase price adjustment receivable, or otherwise, but only as and when received.

Obligations means the collective reference to:

(a)            all present and future Debt, liabilities and obligations (including the Term Loan and indemnity obligations), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, and all renewals, increases and extensions thereof, or any part thereof, now or in the future owed to Lender by any Loan Party or Parent Guarantor under this Agreement or any of the other Loan Documents, together with all interest accruing thereon, documented reasonable out-of-pocket fees, costs and expenses payable under the Loan Documents or in connection with the enforcement of rights under the Loan Documents, including (i) documented reasonable out-of-pocket fees and expenses under this Agreement and (ii) interest and fees that accrue after the commencement of any proceeding under any Debtor Relief Law naming any Loan Party, Parent Guarantor or any Affiliate thereof as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; and

(b)            all Cash Management Liabilities.

Organizational Documents means, for any Person, (a) the articles of incorporation or certificate of formation and bylaws of such Person if such Person is a corporation, (b) the articles of organization or certificate of formation and regulations or limited liability company agreement (or other similar governing document) of such Person if such Person is a limited liability company, (c) the certificate of limited partnership or certificate of formation and the limited partnership agreement of such Person if such Person is a limited partnership, or (d) the documents under which such Person was created and is governed if such person is not a corporation, limited liability company or limited partnership.

Parent Guarantor means iBio, Inc., a Delaware corporation.

Parent Guaranty Agreement means that certain Guaranty dated as of the Closing Date executed and delivered by Parent Guarantor in favor of Lender.

Participant is defined in Section 13.9.

Patriot Act is defined in Section 13.12.

PBGC means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

Permitted Debt means (a) the Obligations, (b) accounts payable in the ordinary course of business which are not past due more than 60 days from invoice date, (c) Cash Management Liabilities owed to Lender and its Affiliates, (d) liabilities owed to any other lender or financial institution party to a Cash Management Agreement or similar agreement relating to Cash Management Products and Services in an aggregate amount not to exceed $250,000 at any time, (e) Debt arising from the endorsement of instruments for collection in the ordinary course of business, (f) any financed portion of the premium for Borrower’s insurance policies, provided that, such financed portion is paid within the required due dates; (g) Debt existing on the Closing Date and described on Schedule 9.1 and (h) guarantees of any of the foregoing.

Permitted Discretion means a determination made in the exercise of reasonable business judgment (from the perspective of a secured lender).

Permitted Investments means (a) marketable obligations backed by the full faith and credit of the U.S. (and investments in mutual funds investing primarily in those obligations), (b) certificates of deposit or banker’s acceptances that are fully insured by the Federal Deposit Insurance Corporation or are issued by commercial banks having combined capital, surplus, and undivided profits of not less than $250,000,000 (as shown on its most recently published statement of condition), (c) cash or cash equivalents, (d) non-cash proceeds from Dispositions permitted under Section 9.4, (e) investments by Borrower in its wholly-owned Subsidiaries which are Loan Parties, and (f) to the extent constituting Investments, transactions permitted under Sections 9.3(a), (b), or (c).

Permitted Liens means (a) Liens securing the Obligations or made pursuant to any Loan Document, (b) Liens existing on the Closing Date and described on Schedule 9.2, (c) easements, rights-of-way, encumbrances and other restrictions on the use of real property which do not materially impair the use thereof, (d) Liens for Taxes; provided that, (i) no amounts are due and payable and no Lien has been filed or agreed to, or (ii) the validity or amount thereof is being contested in good faith by lawful proceedings diligently conducted, and reserves (or other provision required under GAAP) have been established in accordance with GAAP, (e) judgments and attachments permitted by Section 11.4, (f) rights of offset or statutory banker’s Liens arising in the ordinary course of business in favor of commercial banks; provided that, any such Lien shall only extend to deposits and property in possession of such commercial bank and its Affiliates, (g) Liens (other than for Taxes) imposed by operation of law (including Liens of mechanics, materialmen, warehousemen, carriers and landlords and similar Liens); provided that, (i) the validity or amount thereof is being contested in good faith by lawful proceedings diligently conducted, (ii) reserves (or other provision required under GAAP) have been established in accordance with GAAP, and (iii) within 60 days after the entry thereof, levy and execution thereon have been (and continue to be) stayed or payment thereof is covered in full by insurance (subject to the customary deductible), (h) to the extent constituting Liens, the Ground Lease, and (i) Liens granted in the ordinary course of business in the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under clause (e) of the definition of Permitted Debt.

Person means any natural person, partnership, limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, syndicate, Governmental Authority or other entity or organization.

Potential Default means the occurrence of any event or the existence of any circumstance that would, with the giving of notice or lapse of time or both, be reasonably expected to become a Default.

Proper Form means in form and substance reasonably satisfactory to Lender and its legal counsel.

PSA means that certain Purchase and Sale Agreement dated on or about the Closing Date by and among Seller, as seller, iBio, Inc. and Borrower, as purchaser, regarding the iBio Property, as amended and supplemented from time to time.

PSA Documents means the PSA together with any other document, agreement, conveyance, assignment or contract entered into in connection therewith.

Qualified Equity Interests means any Equity Interests that are not Disqualified Equity Interests.

Representatives of any Person means representatives, officers, directors, employees, consultants, contractors, attorneys, agents and any other Person authorized by such Person’s Board of Directors to act on behalf of such Person.

Responsible Officer means the president, chief executive officer, chief financial officer, or chief operating officer of any Loan Party or of Parent Guarantor.

Restricted Payment means (a) any Distribution, (b) any amount paid by Borrower or any of its Subsidiaries in repayment, redemption, retirement, repurchase, direct or indirect, of any Subordinated Debt, (c) any payment by Borrower or any of its Subsidiaries of any management fees, consulting fees, or other similar fees to any officer, director, or Affiliate of Borrower, unless such payment is made pursuant to a management agreement, consulting agreement or similar agreement entered into prior to the Closing Date, in each case as set forth on Schedule 9.5, and any such payments are made in the ordinary course of business, (d) any voluntary or mandatory prepayment of principal of any Subordinated Debt, and (e) any increase in the payment of director fees and expense reimbursements paid to directors and board observers that is in excess of the amounts paid immediately prior to the Closing Date; provided, that, for the avoidance of doubt, regular payments of director fees and expense reimbursements paid to directors and board observers that are consistent in amount and frequency with past practice in the ordinary course of business shall be permitted.

Restrictive Agreement means any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Borrower to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any Equity Interests or to make or repay loans or advances to Borrower or any other Subsidiary or to guarantee Debt of Borrower or any other Subsidiary; provided that the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt and clause (a) shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

S&P means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

Sale and Leaseback Transaction means any arrangement with any Person providing for the leasing by Borrower of any property (except for temporary leases for a term, including any renewal thereof, of not more than one year), which property has been or is to be sold or transferred by Borrower to such Person.

Sanctioned Country means, at any time, a country or territory which is itself the subject or target of any Sanctions.

Sanctioned Person means, at any time, (a) any Person listed in any Sanction-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

Sanctions means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

Secured Party means each of, and Secured Parties means all of, Lender and any Affiliate of Lender (including in their capacities as a Cash Management Provider).

Security Agreement means each Security Agreement in Proper Form executed by Borrower or any Subsidiary, as debtor, and by Lender, as secured party, granting Lender a Lien on, and security interest in, among other things, Borrower’s or such Subsidiary’s personal property assets.

Security Documents means all Security Agreements, Mortgages, and all other documents executed in connection therewith to create or perfect a Lien on any Collateral.

Seller means each, and collectively, College Station and Bryan Capital.

Subordinated Debt means Debt which is contractually subordinated in right of payment, collection, enforcement and lien rights to the prior payment in full of the Obligations on terms satisfactory to Lender.

Subsidiary of a Person (the “parent”) means, when determined, (a) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (b) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, Controlled or held by the parent and/or one or more subsidiaries of the parent, (c) any partnership (i) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (ii) the only general partners of which are the parent and/or one or more subsidiaries of the parent, and (d) any other Person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent. Unless the context requires otherwise, all references in this Agreement or the Loan Documents to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or to Subsidiaries of Borrower.

Synthetic Lease means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

Tax Code means the Internal Revenue Code of 1986, as amended, and related rules, regulations and published interpretations.

Tax Distributions means cash Distributions under clause (b) of the defined term Tax Payments.

Tax Liability Amount means, when determined, with respect to a Person taxed as a partnership, S corporation, or disregarded entity for U.S. federal income tax purposes, the excess (if any) of (a) the product of (i) the net amount of cumulative taxable income and gain (net of losses and deductions, and in all cases excluding allocations under Section 704(c) of the Code) currently and previously allocated to such Person’s owners (or the owners’ predecessors-in-interest) in accordance with the Person’s Organizational Documents since the inception of the Person through the end of the applicable period, and (ii) the combined (A) maximum prevailing U.S. federal income tax rate applicable to individuals and (B) if any owners of such Person are subject to state or local income tax on the amounts determined under clause “(i)” for or with respect to the applicable period, the highest state and local income tax rates applicable to such owners with respect to such amounts for or with respect to such applicable period (taking into account for purposes of this clause (ii) the deductibility of state and local taxes for U.S. federal income tax purposes and the character of income and loss allocated as it effects the applicable tax rate), over (b) the cumulative amount of Distributions by such Person to its owners (or the owners’ predecessors-in-interest) since the inception of the Person through the end of the applicable period.

Tax Payments means, when determined for any period, the sum of (a) for any Person, the Federal, state, and/or local income tax paid in cash by such Person during the applicable period, based on or with respect to income reported or estimated to be reported on a tax return that is or will be filed with the appropriate Governmental Authority for or including such period or a prior period, plus (b) for a Person taxed as a partnership, S corporation, or disregarded entity for U.S. federal income tax purposes, the amount of cash Distributions made by such Person to its owners during the applicable period in an amount not to exceed the Tax Liability Amount for such period.

Taxes means, for any Person, all present and future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority upon that Person, its income, or any of its properties, franchises or assets (including any applicable interest, additions to tax, or penalties).

Term Loan is defined in Section 2.1.

Term Loan Amount means $22,375,000.

Term Note means a promissory note executed by Borrower and made payable to Lender in the original principal amount of the Term Loan Amount, together with all renewals, extensions, modifications, amendments, supplements, restatements and replacements of, or substitutions for, each such promissory note.

Term Principal Amount means, when determined, the outstanding principal balance of the Term Note.

Termination Date means the date that all Obligations (other than contingent Obligations with respect to indemnity and reimbursement of expenses as to which no claim has been made as of the time of determination) have been paid in full in cash.

U.S. means United States of America.

UCC means the Uniform Commercial Code, as adopted in each applicable jurisdiction and as amended from time to time.

1.2            Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified in this Agreement or in such other Loan Document:

(a)            terms defined in the UCC in effect on the Closing Date and not otherwise defined in this Agreement shall, unless the context otherwise indicates, have the meanings provided by those definitions (subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect);

(b)            the definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined, and whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, and any reference in this Agreement to any Person shall be construed to include such Person’s successors and assigns;

(c)            the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, the words “herein”, “hereof” and “under this Agreement”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and all references in this Agreement to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement;

(d)            the word “will” shall be construed to have the same meaning and effect as the word “shall”, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, the word “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form;

(e)            in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”;

(f)            any conflict or ambiguity between this Agreement and any other Loan Document is controlled by the terms and provisions of this Agreement;

(g)            Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears, unless otherwise indicated; and

(h)            section headings in this Agreement and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.3            Accounting Terms.

(a)            All accounting terms not specifically or completely defined in this Agreement shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, with all accounting principles being consistently applied from period to period and on a basis consistent with the most recent audited consolidated financial statements of Borrower.

(b)            While Borrower has any Subsidiaries, all accounting and financial terms and financial calculations (including the calculation of all financial covenants, ratios, and related definitions) in respect of Borrower are on a consolidated and consolidating basis, unless otherwise indicated.

(c)            If at any time any change in GAAP would affect the computation of any financial ratio or requirement set out in any Loan Document, and Borrower or Lender shall so request, Lender and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Lender); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP as in effect prior to such change and (ii) Borrower shall provide to Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding any changes in GAAP after the Closing Date (including the future phase-in of the effectiveness of any amendments to GAAP that have been adopted as of the Closing Date) that would require lease obligations that were treated as operating leases under GAAP as in effect on the Closing Date to be classified and accounted for as capital lease obligations or otherwise reflected as Debt on Borrower’s balance sheet, such lease obligations shall continue to be treated as operating leases (and not capital lease obligations or other Debt) for all purposes under this Agreement other than the delivery or preparation of financial statements.

1.4            References to Documents. Unless otherwise expressly provided in this Agreement, (a) references to Organizational Documents or to contractual agreements (including this Agreement and the Loan Documents) shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.5            Time. Unless otherwise indicated, all time references (e.g., 11:00 a.m.) are to Central time (daylight or standard, as applicable).

SECTION 2           TERM LOAN.

2.1            Term Loan. Subject to the terms and conditions of this Agreement, Lender hereby agrees to make a term loan to Borrower in an amount equal to the Term Loan Amount in a single advance on the Closing Date, which, when paid or prepaid, may not be re-borrowed (the “Term Loan”). After making the Term Loan on the Closing Date, Lender shall have no further obligations to extend further credit to Borrower hereunder.

2.2            Loan Procedure.

(a)            Subject to compliance with Section 5, Borrower hereby requests the Term Loan be advanced by Lender to Borrower on the Closing Date. The execution and delivery of this Agreement by Borrower and Lender will constitute the request by Borrower for advance of the Term Loan and the agreement by Lender to make the Term Loan on the Closing Date.

(b)            The Term Loan will be disbursed pursuant to written instructions by Borrower which have been accepted and approved by Lender or otherwise deposited by Lender into an account of Borrower pursuant to written instructions by Borrower which have been accepted and approved by Lender.

2.3            Voluntary Prepayment.

(a)            Borrower may voluntarily prepay all or any part of the Term Principal Amount at any time, and each such voluntary prepayment is subject to the following conditions:

(i)            Lender must receive Borrower’s written or telephonic prepayment notice by 10:00 a.m. on the prepayment date;

(ii)            The prepayment notice shall (A) specify the prepayment date, (B) specify the amount of the Term Loan to be prepaid, and (C) constitute an irrevocable and binding obligation of Borrower to make a prepayment in such amount on the designated prepayment date;

(iii)            each partial prepayment must be in a minimum amount of not less than (A) $50,000 or a greater integral multiple of $10,000 or (B) if less than the requested minimum amount, the outstanding balance of the Term Principal Amount; and

(iv)            all accrued and unpaid interest on the portion of the Term Principal Amount being prepaid must also be paid in full on the prepayment date and each partial prepayment shall be applied to the scheduled principal payments in the inverse order of their maturity;

(b)            Notwithstanding the foregoing, pursuant to Landlord’s election to do so pursuant to Section 10.10 of the Leasehold Deed of Trust, Assignment of Leases and Rents, Security Agreement and UCC Financing Statement for Fixture Filing dated as of the Closing Date (as amended, restated, supplemented or otherwise modified from time to time) executed by Borrower, as grantor, to the trustee named therein for the benefit of Lender, Landlord may voluntarily prepay all of the Term Principal Amount in full, together with all accrued and unpaid interest in respect thereof, at any time.

(c)            All prepayments under this Section 2.3 shall be without premium or penalty.

2.4            Mandatory Prepayment.

(a)            On any date after the Closing Date such amounts are received by, or for the account of, Borrower, the following amounts shall be paid to Lender in the form received with any endorsement or assignment: (i) 100% of the Net Proceeds from the issuance of any Debt (other than Permitted Debt); (ii) 100% of the proceeds from any Insurance Proceeds in respect of any casualty event affecting Collateral; provided that, subject to the draw and disbursement requirements below, so long as there is not then any Potential Default or Default under the Loan Documents, Borrower shall be permitted to use applicable Insurance Proceeds to purchase like kind replacement Collateral or repair any such Collateral affected by such casualty event of the same or substantially similar quality so that such Collateral is usable to the same extent as it was usable before suffering such casualty event, and such proceeds are used or committed to be used for such purchase or repair of such Collateral within ninety (90) days after the date such proceeds are received; provided, however, that in the event that the amount of any such Insurance Proceeds in respect of any such casualty event available for any such purchase or repair exceeds $2,500,000, such Insurance Proceeds shall be held by Lender and thereafter be provided to Borrower pursuant to draw and disbursement procedures reasonably agreed to by Lender and Borrower following customary practices in the real estate lending market in the State of Texas; (iii) 100% of all Eminent Domain Proceeds in respect of any Eminent Domain Event affecting Collateral; and (iv)100% of the Net Proceeds from the Disposition of any Collateral (other than proceeds of a Disposition permitted by Section 9.4). The non-cash portion of all Net Proceeds that Lender is entitled to receive under this Section 2.4(a), shall be pledged to Lender concurrently with the applicable Disposition.

(b)            All prepayments under Section 2.4(a) shall be applied to prepay the outstanding Obligations in the order and manner elected by Lender.

(c)            Borrower shall provide written notice to Lender of, promptly after Borrower receives notice of or otherwise becomes aware of, any matters regarding any casualty event affecting the Collateral and the receipt or expected receipt of Insurance Proceeds related thereto set forth in Section 2.4(a)(ii) above and shall provide a detailed written account as to the cause of such casualty event, the damage resulting therefrom, the repairs or replacements that will need to be made in respect thereof, the expected time periods with respect thereto, the costs and expenses related thereto, together with such other details and disclosures requested by Lender with respect thereto.

(d)            All prepayments under this Section 2.4 shall be without premium or penalty.

SECTION 3          TERMS OF PAYMENT.

3.1            Notes and General Payment Terms.

(a)            The Term Loan shall be evidenced by the Term Note.

(b)            Borrower must make each payment on the Obligations, without offset, counterclaim or deduction, to Lender’s Office in funds that will be available for immediate use by Lender by 12:00 noon on the day due. Payments received after such time (and payments received on a day which is not a Business Day) will be deemed received on the next Business Day but interest shall continue to accrue during such period.

(c)            If any payment or prepayment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

3.2            Term Loan Payments.

(a)            Payments of accrued and unpaid interest on the Term Principal Amount are due and payable on the fifth (5th) day of each month, beginning November 5, 2021, and continuing thereafter until the Maturity Date.

(b)            The outstanding Term Principal Amount, and all accrued and unpaid interest thereon, is due and payable in full on the Maturity Date.

3.3            Interest. The Term Loan shall accrue interest at a fixed rate per annum equal to 3.25%.

3.4            Default Rate or Increased Rate.

(a)            To the extent permitted by Law, while a Default exists, the Obligations shall accrue interest at an annual rate equal to the lesser of (a) the Default Rate and (b) the Maximum Rate, until all past due amounts are paid (whether payment is made before or after entry of a judgment or the Default is otherwise cured or waived). During the existence of a Default, interest payable at the Default Rate shall be payable from time to time on written demand from Lender to Borrower.

(b)            An increase/change in the interest rate in effect under this Agreement will result in an increase/change in the amount of each payment scheduled after the date of the increase. Neither the failure by Lender to exercise, nor delay by Lender in exercising, the right to increase the interest rate in effect under this Agreement according to this Section 3.4 shall be construed as a waiver of the right to exercise such right at any time.

3.5            Interest Calculations. Interest on the Term Loan and all fees and other amounts due under the Loan Documents will be calculated on the basis of actual number of days elapsed (including the first day but excluding the last day), but computed as if each calendar year consisted of 360 days (unless computation would result in an interest rate in excess of the Maximum Rate, in which event the computation is made on the basis of a year of 365 or 366 days, as the case may be). All interest rate determinations and calculations by Lender are conclusive and binding, absent manifest error.

3.6            Order of Application.

(a)            All payments and prepayments shall be applied as specified in this Agreement.

(b)            All monies received by Lender from the exercise of remedies under this Agreement or the Loan Documents shall be applied in the order and manner elected by Lender in its sole discretion.

(c)            If the application of any other payment is not specified in this Agreement, then it shall be applied in the following order: (i) first, to all fees, expenses, late charges, collection costs, and other charges, costs and expenses for which Lender has not been paid or reimbursed under the Loan Documents; (ii) second, accrued and unpaid interest on the Term Principal Amount; (iii) third, to the remaining Term Principal Amount in the order Lender elects; (iv) fourth, to the Cash Management Liabilities, and (v) fifth, to the remaining Obligations in the order and manner Lender deems appropriate in its sole discretion.

3.7            Maximum Rate. The parties agree that the total amount of interest contracted for, charged, collected or received by Lender under this Agreement shall not exceed the Maximum Rate. Notwithstanding any contrary provisions contained herein, (a) the Maximum Rate shall be calculated on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, (b) in determining whether the interest hereunder exceeds interest at the Maximum Rate, the total amount of interest shall be spread throughout the entire term of this Agreement until its payment in full, (c) if at any time the interest rate chargeable under this Agreement would exceed the Maximum Rate, thereby causing the interest payable under this Agreement to be limited to the Maximum Rate, then any subsequent reductions in the interest rate shall not reduce the rate of interest charged under this Agreement below the Maximum Rate until the total amount of interest accrued from and after the date of this Agreement equals the amount of interest which would have accrued if the interest rates had at all times been in effect, and (d) if Lender ever charges or receives anything of value which is deemed to be interest under applicable Law, and if the occurrence of any event, including acceleration of maturity of obligations owing to Lender, should cause such interest to exceed the Maximum Rate, any amount which exceeds interest at the Maximum Rate shall be applied to the reduction of the unpaid Term Principal Amount under this Agreement (or any other indebtedness owed to Lender by Borrower), and if this Agreement and such other indebtedness are paid in full, any remaining excess shall be paid to Borrower. Chapter 346 of the Finance Code shall not be applicable to this Agreement or the indebtedness outstanding hereunder.

3.8            Set off. While a Default exists, Lender (and each of its Affiliates) is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply (a) any and all deposits (general or special, time or demand, provisional or final) at any time held by Lender (or its Affiliates), and (b) any other Debt at any time owing by Lender (or any of its Affiliates) to or for the credit or the account of Borrower, against the Obligations even if Lender has not made demand under this Agreement and the Obligations are unmatured. Borrower agrees that any other Person purchasing a participation from Lender may exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Person were the direct creditor of Borrower in the amount of such participation. Lender agrees to promptly notify Borrower after any such set off and application is made; provided that, the failure to give such notice shall not affect the validity of such set off and application. The rights of Lender under this Section 3.8 are in addition to other rights and remedies (including other rights of set off) that Lender may have.

3.9            Increased Cost and Reduced Return.

(a)            If any Change in Law:

(i)            shall subject Lender to any tax, duty, or other charge with respect to the Term Loan or its obligation to make the Term Loan on the Closing Date, or change the basis of taxation of any amounts payable to it under this Agreement in respect of the Term Loan (other than Taxes imposed on its overall net income by the jurisdiction in which Lender has its principal office);

(ii)            shall impose, modify, or deem applicable any reserve, special deposit, assessment, or similar requirement relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, Lender; or

(iii)            shall impose on Lender or on the U.S. market for certificates of deposit or the London interbank market any other condition affecting this Agreement or the Term Loan, liabilities or commitments under this Agreement;

and the result of any of the foregoing is to increase the cost to Lender of making or maintaining any Loans or to reduce any sum received or receivable by Lender under this Agreement with respect to any Loans, then Borrower shall pay to Lender on demand such amount or amounts as will compensate Lender for such increased cost or reduction.

(b)            If any Change in Law has or would have the effect of reducing the rate of return on the capital of Lender or any Person controlling Lender as a consequence of its obligations under this Agreement to a level below that which Lender or such Person could have achieved but for such Change in Law, then from time to time upon demand, Borrower shall pay to Lender such additional amount or amounts as will compensate Lender or such Person for such reduction.

(c)            If Lender claims compensation under this Section 3.9, Lender shall furnish to Borrower a statement setting out the additional amount or amounts to be paid to it hereunder, which shall be conclusive in the absence of manifest error.

SECTION 4           FEES AND LATE PAYMENTS.

4.1            Treatment of Fees. To the extent permitted by Law and subject to Section 3.7, the fees described in this Section 4 (a) do not constitute compensation for the use, detention, or forbearance of money, (b) are in addition to, and not in lieu of, interest and expenses otherwise described in this Agreement or in any other Loan Document, (c) are payable in accordance with Section 3.1, (d) are non-refundable, (e) are earned fully when paid and will not be subject to refund, except as required by Law, and (f) if not paid when due, accrue interest at the Default Rate.

4.2            Late Payment Fee. If any payment required under this Agreement or any other Loan Document (other than payment in full which is required at maturity) is not paid within ten (10) days after such payment is due, then Borrower shall pay a late charge equal to the lesser of (a) 5.00% of the amount of the delinquent payment, and (b) the maximum charge permitted under Texas law. This charge shall be payable on demand by Lender and shall be used by Lender to defray Lender’s documented reasonable out-of-pocket expenses incident to handing such delinquent payment. This late charge is in addition to, and not in lieu of, any other remedy Lender may have and to any fees and charges of any agents and attorneys which Lender may employ upon the occurrence of a Default. The ten (10) day period referenced above shall not be construed as in any way extending the due date of any payment and a Default shall exist if there is a failure to pay in full any amount when due under this Agreement.

SECTION 5           CONDITIONS PRECEDENT.

5.1            Conditions to Effectiveness of Loan Documents. This Agreement will become effective once (a) all parties have executed and delivered this Agreement and all other Loan Documents; (b) Lender has received all of the items described on Schedule 5, each in Proper Form; (c) Lender has completed its due diligence and a Collateral Examination of Borrower; and (d) Lender has received such other documents from the Borrower as Lender may reasonably request.

5.2            Conditions to Term Loan. Lender will not be obligated to make the Term Loan on the Closing Date unless (and after giving effect to the requested Term Loan): (a) all conditions set forth in Section 5.1 are satisfied or waived by Lender in its Permitted Discretion; (b) all of the representations and warranties of Borrower and the Guarantors in the Loan Documents to which each is a party are true and correct in all material respects; (c) no Material Adverse Event exists; and (d) no Default or Potential Default exists or will result from the making of the Term Loan.

5.3            No Waiver. Each condition precedent in this Agreement (including matters listed on Schedule 5) is material to the transactions contemplated by this Agreement, and time is of the essence with respect to each condition precedent.

SECTION 6           SECURITY AND GUARANTIES; LETTER OF CREDIT.

6.1            Collateral. The complete payment and performance of the Obligations shall be secured by all of Borrower’ assets, including, but not limited to, the iBio Property, an assignment of all leases, rents, and other revenues with respect to the iBio Property, and all of Borrower’s personal property assets (collectively, the “Collateral”), in each case subject only to Permitted Liens. Borrower shall execute all applicable Security Documents necessary to pledge and to grant Liens and security interests in and to all of the Collateral it owns.

6.2            Financing Statements. Borrower hereby authorizes Lender to file financing statements, continuation statements, or termination statements (each in Proper Form), or take other action reasonably requested by Lender relating to the Collateral, including any Lien search required by Lender.

6.3            Guaranties. Each Guarantor shall guarantee the complete payment and performance of the Obligations by executing and delivering a Guaranty, including the Parent Guaranty Agreement executed and delivered by Parent Guarantor, to Lender on the Closing Date or from time to time thereafter.

6.4            Letter of Credit. In addition to the Collateral, the complete payment and performance of the Obligations shall be secured and supported by the Letter of Credit issued by JPM for the benefit of Lender on the Closing Date. The Letter of Credit shall be issued, outstanding and available on and after the Closing Date for the following periods of time in the following amounts to satisfy the Obligations under this Agreement: (i) through the first anniversary of the Closing Date in an amount no less than $5,469,130.17( the “First Year Draw Amount”) and (ii) after the first anniversary of the Closing Date through the second anniversary of the Closing Date in an amount no less than $3,646,086.78 (the “Second Year Draw Amount”). Upon the occurrence of a Default, whether one or more, Lender shall be entitled to make one or more draw requests on the Letter of Credit up to the First Year Draw Amount during the first year and up to the Second Year Draw Amount during the second year. The Letter of Credit shall remain in full force and effect until the Termination Date. Further to the foregoing, if any portion of the Obligations remains outstanding after the second anniversary of the Closing Date, Borrower will take all necessary actions to maintain the Letter of Credit in full force and effect during such time in an amount no less than the Second Year Draw Amount. Subject to the requirements of reinstatement under Section 13.10, upon the Termination Date, or to the extent required under this Agreement, at such later time, the Lender and Borrower will take all necessary actions to terminate the Letter of Credit, such actions at the cost and expense of Borrower.

6.5            Further Assurances; Collateral. Each Loan Party (at its expense) shall obtain, or cooperate with Lender to obtain, agreements, documents, instruments, and papers (all in Proper Form) as Lender may from time to time reasonably request to attach or preserve the attachment, and to perfect or preserve the perfection and priority, of Lender’s security interests granted under the Loan Documents (including, landlord subordination agreements, creditor and mortgagee subordination agreements and Lien release documents). Borrower hereby appoints and empowers Lender or its representatives, as its attorney-in-fact, to execute and/or endorse (and file, as appropriate) on its behalf any documents, agreements, papers, checks, financing statements and other documents which, in Lender’s sole judgment, are necessary to be executed, endorsed and/or filed in order to (a) perfect or preserve the perfection and priority of Lender’s security interests granted under the Loan Documents and (b) collect or realize upon the Collateral or otherwise exercise its rights and remedies under any of the Loan Documents or applicable Law. With regard to any newly acquired or formed Subsidiary, Borrower shall cause each such Subsidiary, contemporaneously with the acquisition or formation of such Subsidiary, to execute one or more Security Documents, a Guaranty and such other Loan Documents, in Proper Form, as requested by Lender.

SECTION 7           REPRESENTATIONS AND WARRANTIES.

To induce Lender to enter into this Agreement, Borrower represents and warrants to Lender as follows:

7.1            Existence. Borrower (a) is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is organized, (b) is qualified to do business in all jurisdictions where such qualification is necessary (except where failure to so qualify would not reasonably be expected to have a Material Adverse Effect), (c) is in good standing, has all necessary permits, licenses, franchises, patents, copyrights, trademarks and trade names, or rights to conduct its business, (d) has the necessary corporate, company, or partnership authority to own its assets and conduct its business; and (e) has the requisite power and authority to execute, deliver and perform this Agreement and the other Loan Documents to which it is a party.

7.2            Authorization. The execution and delivery by each Loan Party of the Loan Documents to which it is a party, and each such Person’s performance of its obligations under the Loan Documents, (a) have been duly authorized by such Person, (b) do not conflict with any of its Organizational Documents, (c) do not conflict with any Law or Material Agreement by which such Person is bound, (d) do not require any material consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, and (e) will not result in the creation or imposition of any Lien on any the assets of such Person, except for Liens in favor of Lender.

7.3            Enforceability. Each Loan Document has been duly executed and delivered to Lender by each Loan Party which is a party to it, and each such Loan Document constitutes a legal, valid, and binding obligation of such Loan Party thereto and is enforceable against such Loan Party in accordance with its respective terms, except as enforceability may be limited by applicable Debtor Relief Laws, other laws of general application relating to the enforcement of creditors’ rights, and general principles of equity.

7.4            Subsidiaries.

(a)            For Borrower, Schedule 7.4 sets out such Person’s name, address, U.S. taxpayer identification number, entity type and jurisdiction of organization, the amount of issued and outstanding Equity Interests of such Person, and the names of the owners of its Equity Interests.

(b)            Except as set out on Schedule 7.4 (i) Borrower owns, free and clear of Liens (other than Permitted Liens), and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it in said Schedule, (ii) all of the issued and outstanding Equity Interests of each such Person is validly issued, fully paid, and nonassessable, and (iii) there are no outstanding options, warrants or other rights with respect to such Person’s rights in such Equity Interests. As of the Closing Date, the Borrower has no Subsidiaries.

(c)            There are no restrictions on the right or ability of Borrower’s Subsidiaries to pay dividends or make Distributions to Borrower, except as contemplated by this Agreement and the other Loan Documents.

7.5            Liens. No Lien exists on any asset of Borrower, other than Permitted Liens.

7.6            Debt. Borrower has no Debt, and is not an obligor or guarantor with respect to any Debt, other than Permitted Debt.

7.7            Ownership of Assets. Borrower has (a) indefeasible title to its real property, (b) a vested leasehold interest in all of its leased property, and (c) good and marketable title to its personal property, except, in each case, for (i) minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to use such properties for their intended purposes, and (ii) Permitted Liens.

7.8            Intellectual Property. Borrower owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business and its use thereof does not infringe on the rights of any Person (and no claim of infringement has been made), other than infringements or claims which, if successfully asserted against or determined adversely to Borrower, could not, individually or collectively, reasonably be expected to have a Material Adverse Effect on Borrower or the Collateral.

7.9            Place of Business; Real Property. Schedule 7.9 sets out (a) the location of Borrower’s place of business or chief executive office, (b) the location of all of the inventory, equipment or goods for Borrower (other than goods on consignment, in transit, or in the possession of a Person under the terms of a contract with Borrower), and (c) all of the real property, including the iBio Property, owned or leased by Borrower. The books and records of Borrower are located at its place of business or chief executive office.

7.10            Financial Information. No written report, financial statement, certificate or other information furnished by or on behalf of any Loan Party or Parent Guarantor to Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that projections by their nature are subject to uncertainties and contingencies, many of which are beyond the control of any such Person, that no assurances can be given that such projections will be realized, and that actual results may differ in a significant manner from such projections). Since the date of the financial statement provided to Lender on or about the Closing Date, there has been no material and adverse change in, or a Material Adverse Effect upon, the operations, business, properties, liabilities (actual or contingent), financial condition, or prospects of any of any Loan Party or Parent Guarantor.

7.11            Compliance with Laws. Each Loan Party is in compliance with all Laws applicable to it or to its property except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

7.12            Material Agreements. No Loan Party or Parent Guarantor is a party to any Material Agreement or material Funded Debt agreement other than the Loan Documents, the Ground Lease and as set forth on Schedule 7.12. No Loan Party or Parent Guarantor is, or upon entry into the Loan Documents to which it is a party will be, in violation of, or default under, any Material Agreement or Funded Debt obligation to which it is a party in any material respect.

7.13            Litigation. For each Loan Party and Parent Guarantor, there is no Litigation pending, or to Borrower’s knowledge, threatened in writing, involving any such Person which (a) purports to affect or pertain to this Agreement, any other Loan Document, or any of the transactions contemplated by the Loan Documents, or (b) would reasonably be expected to have a Material Adverse Effect. There are no outstanding judgments, arbitration awards or unpaid settlement agreements against any Loan Party or Parent Guarantor.

7.14            Taxes. All Tax returns of Borrower required to be filed have been timely filed (or extensions have been granted) and all Taxes imposed upon Borrower that are due and payable have been paid before delinquency, other than Taxes which are being contested in good faith by lawful proceedings diligently conducted, against which reserves (or other provision required by GAAP) have been established in accordance with GAAP. Borrower does not know of any pending investigation of Borrower or Parent Guarantor by any Governmental Authority or of any pending but unassessed Tax liability of Borrower or Parent Guarantor.

7.15            Environmental Matters. To its knowledge, each Loan Party and its properties are in substantial compliance with all applicable Environmental Laws and no Loan Party is subject to any liability or obligation for remedial action thereunder. There is no pending or, to Borrower’s knowledge, threatened investigation or inquiry by any Governmental Authority of any Loan Party, or any of their respective properties pertaining to compliance by any Loan Party with any Environmental Law or any release of any Hazardous Material. Except in the ordinary course of business and in compliance with all Environmental Laws, (a) there are no Hazardous Materials located on or under any of the properties of any Loan Party, and (b) no Loan Party has caused or permitted any Hazardous Material to be disposed of on or under or released from any of its properties that could reasonably be expected to have a Material Adverse Effect. Each Subsidiary has obtained all permits, licenses, and authorizations which are required under and by all Environmental Laws.

7.16            Insurance. Borrower or Parent Guarantor maintains, or Borrower is otherwise covered as an additional insured under, the insurance required under Section 8.6.

7.17            Margin Regulations. No Loan Party or Parent Guarantor is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U, or X of the Board of Governors), and no part of the proceeds of any Loan will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

7.18            Trade Names. Borrower is in compliance with all applicable trade name or “d/b/a” statutes in each state in which Borrower does business and except as disclosed on Schedule 7.18, Borrower has not used or transacted business under any other corporate name, d/b/a, or trade name in the five-year period preceding the Closing Date (including names of all Persons with which Borrower has merged or consolidated, or from which Borrower has acquired all or a substantial portion of such Person’s assets).

7.19            Transactions with Affiliates. Borrower is not a party to an agreement or transaction with any of its Affiliates other than transactions in the ordinary course of business and upon fair and reasonable terms not materially less favorable than it could obtain or could become entitled to in an arm’s-length transaction with a Person that was not its Affiliate.

7.20            ERISA. Each Loan Party has complied with all applicable minimum funding requirements and all other applicable and material requirements of ERISA, and there are no existing conditions that would reasonably be expected to give rise to material liability thereunder. No ERISA Event has occurred in connection with any employee benefit plan that might constitute grounds for the termination thereof by the PBGC or for the appointment by the appropriate U.S. District Court of a trustee to administer such plan.

7.21            Labor Matters. There are no collective bargaining agreements covering the employees of any Loan Party or any of their respective Subsidiaries and there is not pending, nor (to the knowledge of Borrower) is there threatened, any strike, walkout, slowdown or work stoppage, or any unfair labor practice complaint or grievance or arbitration proceeding arising out of or under any collective bargaining agreement covering the employees of any Loan Party or any of their respective Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

7.22            Investment Company Act. Neither any Loan Party nor Parent Guarantor is, or is affiliated with, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

7.23            Anti-Corruption Laws and Sanctions. Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and such Loan Party, its Subsidiaries and their respective officers and employees and to the knowledge of such Loan Party its directors, managers, officers and employees, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Loan Party being designated as a Sanctioned Person. None of (a) any Loan Party, any Subsidiary or any of their respective directors, managers, officers or employees, or (b) to the knowledge of any such Loan Party or Subsidiary, any agent of such Loan Party or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, use of proceeds, or other transaction contemplated by this Agreement or the other Loan Documents will violate Anti-Corruption Laws or applicable Sanctions.

7.24            Patriot Act. No Loan Party (a) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (b) engages in any dealings or transactions with any such Person. Each Loan Party and its Subsidiaries is in compliance, in all material respects, with the Patriot Act.

7.25            Solvency. Each of Parent Guarantor and Borrower, on a consolidated basis, is solvent. Each of Parent Guarantor and Borrower’s respective assets, on a consolidated basis, exceed their respective liabilities. Each of Parent Guarantor and Borrower will not be rendered insolvent by the execution, delivery and performance of this Agreement and the other Loan Documents to which each is a party.

7.26            No Restrictive Agreement. No Loan Party is a party to any Restrictive Agreement.

7.27            PSA; Ground Lease. (a) After applying the proceeds of the Term Loan to the Purchase Price (as defined in the PSA) of the PSA, the conditions to the completion of the transactions contemplated by the PSA have been satisfied in accordance with the terms of the PSA, without any waiver by Borrower. To the knowledge of Borrower, the representations of Seller in the PSA are true and correct in all material respects. Borrower has provided Lender with executed copies of the PSA Documents, including those listed on Schedule 5 hereto, on or prior to the Closing Date. The execution and delivery by Borrower of the PSA Documents, the performance of its obligations under the PSA Documents and the Ground Lease and the consummation of the transactions contemplated thereby do not and will not (i) to Borrower’s knowledge, conflict with or violate any provision of any applicable Law, (ii) conflict with or violate Borrower’s Organizational Documents, (iii) conflict with or violate the terms of any Material Agreement or Funded Debt, or (iv) result in or require the creation of any Lien (other than Permitted Liens) upon any properties of Borrower. On the Closing Date and after giving effect to the Term Loan, neither Borrower nor Landlord is in violation of, or in default under, the Ground Lease. After giving effect to the closing to the Loan Documents, the PSA Documents and the transactions related thereto, the Ground Lease is in full force and effect.

SECTION 8           AFFIRMATIVE COVENANTS.

Until the Termination Date, Borrower covenants and agrees as follows:

8.1            Items to be Furnished. Borrower shall furnish the following, or cause the following to be furnished, to Lender:

(a)            Annual Financial Statements.

(i)            Annual Financial Statements. No later than 120 days after the last day of each fiscal year of Parent Guarantor, the audited balance sheet and related statements of income, retained earnings, and cash flows of Parent Guarantor and its Subsidiaries (including Borrower), showing the consolidated and consolidating financial condition and results of operations of Parent Guarantor and its Subsidiaries (including Borrower) as of the end of and for such fiscal year, in each case setting out in comparative form the figures for the previous fiscal year, all reported on by a firm of independent certified public accountants of recognized national or regional standing (without a “going concern” or like qualification or any statement that “substantial doubt” exists as to the ability of Parent Guarantor and its Subsidiaries to operate as a going concern, other than any such qualification or statement resulting solely from the maturity of the Obligations within one year after the date of such report) and accompanied by a report from such independent certified public accountants confirming that such consolidated and consolidating financial statements were prepared in accordance with GAAP consistently applied and present fairly, in all material respects, the consolidated financial condition and results of operations of Parent Guarantor and its Subsidiaries.

(ii)            Interim Financial Statements. Promptly after preparation, and no later than 45 days after the last day of each March, June, September and December, the unaudited balance sheet and related statements of income, retained earnings, and cash flows of Parent Guarantor and its Subsidiaries (including Borrower), prepared by Parent Guarantor, showing the consolidated and consolidating financial condition and results of operations of Parent Guarantor and its Subsidiaries (including Borrower) as of the end of and for such period and the then-elapsed portion of the fiscal year, in each case setting out in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Responsible Officer of Parent Guarantor and, as to its consolidating financial statements, of Borrower as presenting fairly in all material respects the financial condition and result of operations of Parent Guarantor and its Subsidiaries on a consolidated (or, in the case of consolidating statements, individual) basis in accordance with GAAP consistently applied.

(iii)            Documents required to be delivered pursuant to clauses (i) and (ii) above (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission (“SEC”)) may be delivered electronically to Lender, and if so delivered, are deemed to have been delivered on the date (1) on which the Parent Guarantor posts such documents, or provides a link thereto on the Parent Guarantor’s website or (2) on which such documents are posted on the Parent Guarantor’s behalf on an Internet or intranet website, if any, to which Lender has access (whether a commercial, third-party website or whether sponsored by Lender or otherwise); provided that the Borrower provides to Lender by electronic mail electronic versions (i.e., soft copies) of such documents.

(b)            Compliance Certificates. Concurrently with the delivery of the financial statements under Section 8.1(a)(ii), a Compliance Certificate with respect to such financial statements setting out a reasonably detailed calculation demonstrating compliance by Parent Guarantor with the liquidity covenant as set forth in Section 18 of the Parent Guaranty Agreement and certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect to such Default. Notwithstanding anything contained herein to contrary and the delivery options set forth in clause (a) above, in every instance the Parent Guarantor shall provide paper copies of the Compliance Certificate required by this section to Lender.

(c)            Tax Returns. Promptly after preparation, but no later than December 31st of each fiscal year after the date of filing, a completed tax return of any Loan Party and of Parent Guarantor, unless any such Person files for an extension of time to file any applicable tax return, in such case, a copy of such extension, and then a copy of such completed tax return immediately upon such later time of filing of same.

(d)            Notice of Litigation, Defaults, and Other Material Events. Notice of, promptly after Borrower receives notice of, or otherwise becomes aware of, (i) the institution of any Litigation involving Loan Party or Parent Guarantor for which the monetary amount at issue is greater than $250,000, individually, or $500,000 in the aggregate, (ii) the institution of any Litigation involving such Person which seeks equitable or injunctive relief, (iii) the institution of any Litigation involving such Person which seeks equitable or injunctive relief, (iv) any liability or alleged liability under any Environmental Law arising out of, or directly affecting, the properties or operations of any Loan Party, (v) any substantial dispute with any Governmental Authority, (vi) any material change in respect of any Collateral or any default by Borrower in respect of any Collateral, (vii) any claim, action or proceeding challenging an Lien granted by Borrower to Lender or affecting title to all or any material portion of the Collateral, (viii) a Default or Potential Default, specifying the nature thereof and what action Borrower has taken, is taking, or proposes to take, and (ix) the occurrence of any Material Adverse Event.

(e)            Notices Regarding Ground Lease. Notice in writing of, promptly after Borrower receives notice of, or otherwise becomes aware of, (i) any threat, in writing, of, or the institution of, any Litigation involving the Ground Lease or the iBio Property, (ii) any actual or alleged breach or default by Borrower or Landlord under the Ground Lease, including failure to make any payment thereunder when due or to timely perform any obligation thereunder, (iii) any termination, cancellation, repudiation or rescission of the Ground Lease or any receipt or delivery of any notice of the same, and (iv) the occurrence of any events in respect of the Ground Lease or the iBio Property that would reasonably be expected to have a material effect on Lender.

(f)            Notice of Changes by Borrower. At least 30 days prior written notice of (i) any proposed relocation of Borrower’s chief executive office or principal place of business, (ii) any proposed relocation of the place where Borrower’s books and records relating to accounts and general intangibles are kept, (iii) a change of Borrower’s name, Organizational Documents, jurisdiction of organization, or type of organizational structure, (iv) any proposed relocation of any of the Collateral (other than with respect to goods in transit between facilities, temporary warehousing for up to 30 days, sales of inventory in the ordinary course of business, or the sale of other Collateral to the extent permitted by the Credit Agreement) to a location other than those set out on Schedule 7.9, and (v) any acquisition or creation of a Subsidiary by Borrower, or that any Person has become a Subsidiary of Borrower. Nothing in this section shall be construed as permitting the acquisition or creation of a Subsidiary.

(g)            General Information. Promptly, upon reasonable request by Lender, such other information and documents not otherwise required to be furnished under the Loan Documents respecting the business affairs, assets and liabilities of the Loan Parties and Parent Guarantor.

8.2            Keeping Books and Records. Borrower will maintain, and will cause each other Loan Party to maintain, proper books of record and account in which full, true, and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.

8.3            Inspection; Collateral Examinations. Borrower will permit, and will cause each Loan Party to permit, Representatives of Lender:

(a)            at any reasonable time and from time to time, to examine and make copies of the books and records of, and visit and inspect the properties or assets of any Loan Party and to discuss the business, operations, and financial condition of any such Persons with their respective officers and employees and with their independent certified public accountants, provided that, such visits and inspections may occur no more frequently than twice during each fiscal year of any such Loan Party (unless a Default or a Potential Default exists and is continuing, in which case Lender may conduct additional visits and inspections at its discretion);

(b)            to obtain, after the Closing Date, appraisals of Borrower’s real estate, including the iBio Property, once during each fiscal year, unless a Default or a Potential Default exists or is continuing or Lender is required by applicable Laws or regulatory requirements to obtain new appraisals (in which case Lender may obtain additional appraisals in its Permitted Discretion), and the costs of (i) each such annual appraisal and any appraisal that Lender is required by applicable Laws to obtain, and (ii) all appraisals reasonably requested by Lender and obtained during the existence and continuation of a Default or Potential Default, or that Lender is required to obtain pursuant to applicable Laws or regulatory requirements, shall be paid by Borrower; and

(c)            to obtain, after the Closing Date, additional appraisals of Borrower’s real estate, including the iBio Property, in excess of the annual appraisals permitted in clause (b) above, in Lender’s Permitted Discretion, due solely to current market conditions, and the costs of any such additional appraisals shall be paid by Lender.

8.4            Maintenance of Existence, Assets, and Business. Borrower will, and will cause each other Loan Party to, (a) maintain its existence and good standing in its state of organization and its authority to transact business and good standing in all other jurisdictions where the nature and extent of its business and properties require due qualification and good standing, (b) maintain all permits, licenses, franchises, patents, copyrights, trademarks and trade names, or rights necessary for its business where failure to do so would reasonably be expected to have a Material Adverse Effect, (c) continue to conduct its primary business as conducted as of the Closing Date and to continue its operations in such business, and (d) subject to Dispositions permitted under Section 9.4, keep all of its assets that are useful in and necessary to its business in good working order and condition (ordinary wear and tear excepted) and make all necessary repairs and replacements. For the avoidance of doubt, Borrower shall be permitted to alter, expand or modify, or permit the alteration, expansion or modification of, the iBio Property, provided, that Borrower has provided advance written notice to Lender and so long as any such actions are made in accordance with the terms of the Ground Lease and are not otherwise materially adverse to Lender in its sole discretion. In the event any claim is asserted in respect of any Collateral or Lender’s Lien on such Collateral, Borrower shall appear in and defend any such action or proceeding at Borrower’s reasonable expense. In the event of any default by Borrower or any other party under or in connection with any material portion (individually or collectively) of the Collateral, Borrower will immediately notify Lender of the same and immediately use commercially reasonable efforts to remedy the same or immediately demand that the same be remedied.

8.5            Taxes. Borrower will promptly pay, and cause each other Loan Party to pay, before they are delinquent all Taxes, other than Taxes which are being contested in good faith by lawful proceedings diligently conducted, against which reserves (or other provision required by GAAP) have been established in accordance with GAAP, and in respect of which levy and execution of any Lien are stayed.

8.6            Insurance. Borrower and Parent Guarantor shall maintain insurance satisfactory to Lender with financially sound and reputable insurance companies acceptable to Lender. The insurance companies issuing any insurance policies required under this Section 8.6 shall be rated “A-“ or better by A.M. Best Co., in Best’s Key Guide or such other rating as may be acceptable to Lender and shall be licensed to do business in Texas. The insurance policies must each be in Proper Form and must (a) cover damage to the tangible property comprising the Collateral (including loss of use and occupancy), and must be for the full replacement cost of the Collateral, (b) include flood insurance coverage with respect to any real property that is at any time located in an identified “flood prone area” in which flood insurance has been made available pursuant to the Flood Disaster Protection Act of 1973, (c) include commercial general liability insurance (including coverage for premises/operations liability, explosion, collapse and underground hazards liability, personal injury liability, and workers’ compensation), (d) include umbrella/excess liability coverage in excess of commercial general liability insurance, (e) cover such other risks as are usually insured against by Persons engaged in business similar to Borrower’s businesses, (f) include a replacement cost endorsement in an amount acceptable to Lender, (g) for any casualty policies, name Lender as a mortgagee and lender loss payee and include a lender’s loss payable endorsement in favor of Lender in Proper Form, (h) for any liability policies, name Lender as an additional insured and include an additional insured endorsement in favor of Lender, (i) include a waiver of subrogation, (j) be primary and non-contributory and (k) provide for at least thirty (30) days (or, in the case of non-payment of any premium, ten (10) days) prior notice to Lender of any cancellation thereof. Upon Lender’s request, Borrower shall deliver to Lender, a copy of each insurance policy, or, if permitted by Lender, a certificate of insurance listing all insurance in force. Each Loan Party and Parent Guarantor hereby waives its rights of recovery from Lender with regard to all causes of property and/or liability loss, and shall cause a waiver of subrogation endorsement to be provided in favor of Lender on all insurance coverage carried by each Loan Party and Parent Guarantor, whether or not required under this Agreement. If Borrower fails to maintain the required insurance, Lender may arrange for the insurance to be issued at Borrower’s cost and expense.

8.7            Compliance with Laws. Borrower will comply, and will cause each other Loan Party to comply, in all material respects, with all Laws applicable to it or its property.

8.8            Compliance with Agreements. Borrower will comply, and will cause each other Loan Party to comply, in all material respects, with all Material Agreements and all agreements relating to Funded Debt of Borrower or such Loan Party.

8.9            Lien Claims. Borrower will pay or discharge, and will cause each other Loan Party to pay or discharge, at or before maturity or before becoming delinquent all lawful claims for labor, material, and supplies, which, if unpaid, would become a Lien upon any of its property; provided that no Loan Party shall be required to pay or discharge any such claims which are being contested in good faith by appropriate proceedings diligently pursued, if (a) no Lien has been filed of record with respect to such Taxes or charge, (b) no Collateral or any portion thereof or interest therein would be in any imminent danger, or subject to any sale, involuntary disposition, forfeiture or loss by reason of the contest of such Taxes or charge, and (c) Borrower or such Subsidiary has set aside on its books adequate reserves against such claims.

8.10            Environmental Laws. Borrower shall conduct, and will cause each other Loan Party to conduct, its business so as to comply in all material respects with all applicable Environmental Laws, shall use best efforts to promptly take corrective action to remedy any violation of any Environmental Law, and shall immediately notify Lender of any claims or demands by any Governmental Authority or Person with respect to any Environmental Law or Hazardous Material.

8.11            ERISA. Borrower will comply, and will cause each other Loan Party to comply, with all minimum funding requirements, and all other material requirements, of ERISA, if applicable, so as not to give rise to any ERISA Event, and shall, if an ERISA Event occurs, pay the amount of the liability promptly.

8.12            Conduct Business. Borrower will continue to conduct, and will cause each other Loan Party to continue to conduct, its primary business as conducted as of the Closing Date.

8.13            Banking Relationship. Borrower may, in its sole discretion, establish and maintain Cash Management Agreements in Proper Form with Lender or any Affiliate of Lender.

8.14            Use of Proceeds. Borrower will use the proceeds of the Term Loan to (a) fund a portion of the Purchase Price (as defined in the PSA) to acquire the iBio Property from Sellers pursuant to the terms of the PSA, together with all transaction costs and expenses associated with the closing of the PSA in an amount subject to Lender’s sole discretion, and (b) pay transaction costs and expenses associated with the negotiation, documentation and closing of the Term Loan in an amount subject to Lender’s sole discretion.

8.15            Ground Lease. Borrower shall make, or cause to be made, any and all payments when due to Landlord or any other Person under or in respect of the Ground Lease. Borrower shall timely perform and satisfy, or cause to be performed or satisfied, all of its obligations and requirements under the Ground Lease. Borrower shall promptly provide to Lender copies of any and all material notices, statements, amendments, supplements and other material documents received or delivered by Borrower under and in respect of the Ground Lease.

8.16            Payment of Obligations and Expenses.

(a)            Borrower unconditionally and irrevocably covenants that it will promptly pay the principal of, interest on and any other amount due on the Term Note and the other Obligations in the amounts, on the dates and in the manner provided herein, in the Term Note, and each other Loan Document evidencing the Obligations.

(b)            Borrower shall promptly pay upon demand all of the following documented reasonable out-of-pockets costs, fees and expenses paid or incurred by Lender (including those incurred under Section 6) (including, in following each case, the documented reasonable out-of-pocket fees and expenses of Lender’s outside counsel) in connection with (i) the negotiation, preparation, delivery and execution of any Loan Document; (ii) all due diligence, closing, corporate due diligence, third-party expenses, surveys (if required), appraisals (if required), title insurance (if required), environmental surveys, Collateral Examinations, and such other related due diligence and closing costs and expenses; provided that the costs, fees and expenses described in sub clauses (i) and (ii) shall not exceed $250,000 in the aggregate; (iii) any post-closing costs (including filing fees, recording costs and lien searches), (iv) any amendments, waivers, or consents in respect of the Loan Documents after the Closing Date, and (v) the negotiation, workout, or restructure under the Loan Documents, the enforcement of the Loan Documents or the exercise of any rights and remedies arising under the Loan Documents, and any actions taken in connection with any Debtor Relief Laws, in each foregoing case, all of which shall be a part of the Obligations and shall accrue interest, if not paid upon demand, at the Default Rate until repaid.

(c)            Lender may, but shall not be obligated to, advance funds (or otherwise pay the costs) which Lender, in its sole discretion, determines are necessary or helpful to preserve any Collateral, any Lien in favor of Lender, or any claim, right, or interest beneficial to Lender or its rights under this Agreement or any other Loan Document. All such funds advanced or costs paid shall become part of the Obligations, shall be payable upon demand, and shall accrue interest at the Default Rate from the date of such demand until the date paid.

8.17            Further Assurances. Borrower will, and will cause each other Loan Party to, promptly upon the request of Lender, (a) execute and deliver necessary documentation or take necessary actions in order to correct any defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as Lender may reasonably require from time to time in order to (i) the fullest extent permitted by applicable Law, subject any Loan Party’s properties, assets, rights or interest to the Liens now or hereafter intended to be covered by any of the Security Documents, (ii) perfect and maintain the validity, effectiveness, and priority of any of the Security Documents and any of the Liens intended to be created thereunder, and (iii) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto Lender the rights granted or hereafter intended to be granted to Lender under any Loan Documents or under any other instrument executed in connection with the Loan Documents to which any Loan Party is or is to be a party. Because Borrower agrees that Lender’s remedies at Law for failure of Borrower to comply with the provisions of this Section 8.17 would be inadequate and that failure would not be adequately compensable in damages, Borrower agrees that the covenants of this Section 8.17 may be specifically enforced.

SECTION 9          NEGATIVE COVENANTS.

Until the Termination Date, Borrower covenants and agrees as follows:

9.1            Debt. Borrower and the other Loan Parties shall not create, incur, assume, guarantee, or permit any Debt (including any Subordinated Debt), except Permitted Debt.

9.2            Liens. Borrower and the other Loan Parties shall not create, incur, or permit any Lien upon any of its assets, except Permitted Liens.

9.3            Acquisition, Mergers, and Dissolutions. Borrower and the other Loan Parties shall not (whether in one transaction or a series of transactions) (a) acquire all or any substantial portion of the Equity Interests issued by any other Person, (b) acquire all or any substantial portion of the assets of any other Person, (c) merge, combine, or consolidate with any other Person, unless Borrower is the survivor thereof and provides Lender with at least thirty (30) days prior written notice of any such action, (d) liquidate, wind up or dissolve (or suffer any liquidation or dissolution), (e) suspend operations, or (f) create or acquire any Subsidiaries; provided that, notwithstanding the foregoing, in the case of clauses (a), (b) and (f) above, such Person may undertake such acquisition (or creation in the case of clause (f)) so long as (i) such Person provides no less than five (5) days prior written notice thereof to Lender, (ii) no Potential Default or Default exists and or would be caused thereby, (iii) no adverse effects on the Collateral or the Loan Documents would result therefrom, (iv) any such acquisition (or creation in the case of clause (f)) is funded in full solely by capital contributions from, or such other funding sources provided by, the Equity Interest owners of Borrower, and (v) in the case of clause (f), such Person shall have obtained the prior written consent of Lender, such consent not to be unreasonably withheld.

9.4            Disposition of Assets. Borrower and the other Loan Parties shall not make any Disposition, or enter into any agreement to make any Disposition, other than (a) Dispositions of assets in the ordinary course of business which are obsolete or worn out, are no longer used in their respective businesses, or which such Person has determined are no longer needed to operate it business, (b) the Disposition of delinquent accounts in the ordinary course of business for purposes of collection, and (c) Dispositions relating to, or in connection with, (i) licenses and sublicenses granted by a Loan Party or any Subsidiary of a Loan Party and (ii) leases and subleases (by a Loan Party or any Subsidiary of a Loan Party as lessor or sublessor) to third parties in the ordinary course of business not impairing (1) the business of the Loan Parties or any of their Subsidiaries, taken as a whole, in any material respect, or (2) the Ground Lease in any respect.

9.5            Restricted Payments. Borrower shall not make any Restricted Payment other than (a) Tax Distributions and (b) Distributions declared or made by Borrower wholly in the form of its Equity Interests, and, in each case, no Default exists or would occur as a result of such Restricted Payment.

9.6            Loans and Advances. Borrower shall not make any advance, loan or extension of credit to any Person (including any employee, officer, manager, or director of Borrower or any other Loan Party) other than advances, loans or extensions of credit to (a) employees, officers, managers, or directors for travel advances and ordinary business purposes in the normal course of employment up to $25,000 in the aggregate at any time and (b) vendors, suppliers or customers pursuant to a contractual relationship between Borrower and such vendor, supplier or customer in the normal course of business (i) in the aggregate amount set forth on Schedule 9.6 existing as of the Closing Date, provided that such aggregate amount may not be increased at any time, including after giving effect to any repayment or reduction of such amount in whole or in part, and (ii) a separate additional amount of up to $1,250,000 in the aggregate at any time.

9.7            Investments. Borrower shall not make any investment in, or purchase or commit to purchase any Equity Interests in, any Person, other than Permitted Investments.

9.8            Compliance with Environmental Laws. No Loan Party will, and no Loan Party will permit any Subsidiary to, (a) use (or permit any tenant to use) any of their respective properties or assets for the handling, processing, storage, transportation, or disposal of any Hazardous Material, except in the ordinary course of business and in substantial compliance with all Environmental Laws, or (b) generate any Hazardous Material in violation of any Environmental Law, (c) conduct any activity which could reasonably be expected to cause a release or threatened release of any Hazardous Material in violation of any Environmental Law and to result in an Environmental Liability which could reasonably be expected to have a Material Adverse Effect, or (d) otherwise conduct any activity or use any of their respective properties or assets in any manner which could reasonably be expected to violate any Environmental Law and to result in an Environmental Liability which could reasonably be expected to have a Material Adverse Effect.

9.9            Accounting and Fiscal Year. No Loan Party will make, and no Loan Party will permit any Subsidiary to make, any change in accounting treatment or reporting practices, except as required or permitted by GAAP. No Loan Party may change its fiscal year end from June 30.

9.10            Change of Business. No Loan Party will enter into, and no Loan Party will permit any Subsidiary to enter into, any type of business which is materially different from the business in which such Loan Party is engaged as of the Closing Date.

9.11            Transactions With Affiliates. No Loan Party will enter into or permit to exist, and no Loan Party will permit any Subsidiary to enter into or permit to exist, any transaction, arrangement or contract (including any lease or other rental agreement) with any of its Affiliates on terms which are less favorable than are obtainable from any Person who is not an Affiliate of such Loan Party or such Subsidiary.

9.12            Hedge Agreements. Borrower and the other Loan Parties shall not enter into any Hedge Agreements.

9.13            Compliance with Government Regulations. No Loan Party will, and no Loan Party will permit any Subsidiary to, (a) at any time be in violation of any Law if such Loan Party’s violation of such Law would result in (i)  Lender being prohibited from making or maintaining the Term Loan to Borrower or (ii)  Lender being prohibited from otherwise conducting business with any Loan Party, or (b) fail to provide documentary and other evidence of any Loan Party’s identity as may be requested by Lender at any time to enable Lender to verify such Loan Party’s identity or to comply with any applicable Law, including Section 326 of the Patriot Act.

9.14            Organizational Documents. No Loan Party may modify, repeal, replace or amend any provision of its Organizational Documents in any manner, other than (a) minor modifications, supplements, or waivers that do not in any material respect increase the obligations, or limit the rights of, such Loan Party, and (b) modifications that could not reasonably be expected to be materially adverse to Lender. If as of the Closing Date a Loan Party has not “opted in” to Article 8 of the applicable Uniform Commercial Code and thereby elected to have its Equity Interests treated as securities for purposes of the applicable Uniform Commercial Code, such Loan Party may not “opt in” to Article 8 of the applicable Uniform Commercial Code without the prior written consent of Lender.

9.15            Assignment. Borrower shall not assign or transfer to any Person any of its rights, duties or obligations under any of the Loan Documents and shall not assign or transfer any proceeds of the Term Loan to any Person, other than as permitted under Section 8.14.

9.16            Restrictive Agreement. No Loan Party may enter into any Restrictive Agreement.

9.17            Ground Lease. Borrower shall not (a) terminate, rescind, repudiate, or replace the Ground Lease, (b) amend or modify the Ground Lease in a manner that is adverse to Lender or (c) amend or modify the Ground Lease to cause the term of the Ground Lease to end earlier than the Maturity Date.

SECTION 10          FINANCIAL COVENANT.

Until the Termination Date, Borrower agrees that Parent Guarantor will maintain and satisfy the liquidity covenant as set forth in Section 18 of the Parent Guaranty Agreement.

SECTION 11          DEFAULT.

The term “Default” means the occurrence of any one or more of the following events:

11.1            Payment of Obligations. The failure of any Loan Party to pay (a) any portion of the Term Principal Amount on the scheduled date due, (b) scheduled payments of interest within three (3) days after they become due and payable under the Loan Documents, (c) any mandatory prepayment of principal or interest under Section 2.4, within three (3) days after it becomes due and payable under the Loan Documents, (d) any other portion of the Obligations, including fees payable under Section 4 and expenses under Section 8.15 within ten (10) days of the date when it becomes due and payable under the Loan Documents. The failure of Parent Guarantor to make any payment under the Parent Guaranty Agreement when due.

11.2            Covenants. The failure of any Loan Party to punctually and properly perform, observe and comply with:

(a)            Any covenant, agreement, or condition contained in Sections 6.1, 6.3, 6.4, 8.1(e), 8.3, 8.4, 8.6, 8.14 or 8.17, or in Sections 9 and 10, or

(b)            Any other covenant, agreement, or condition contained in any Loan Document to which any Loan Party is a party (other than the covenants to pay the Obligations as set out in Section 11.1 above, the covenants in clause (a) preceding and as set out below in this Section 11), and such failure continues for fifteen (15) days.

The failure of Parent Guarantor to punctually and properly perform, observe and comply with:

(x)            The liquidity covenant contained in Section 18 of the Parent Guaranty Agreement, or

(y)            Any other covenant, agreement, or condition contained in any Loan Document, including the Parent Guaranty Agreement, to which Parent Guarantor is a party (other than the covenant in clause (x) preceding and, to the extent applicable, as set out below in this Section 11), and such failure continues for fifteen (15) days.

11.3            Inaccuracy of Representations. Any representation or warranty made or deemed made by any Loan Party or Parent Guarantor (or any of their respective officers) in this Agreement, any other Loan Document, or in any amendment of this Agreement or any other Loan Document, or in any certificate, report, notice, or financial statement furnished at any time in connection with this Agreement, any other Loan Document, or in any amendment of this Agreement or any other Loan Document, shall prove to have been incorrect in any material respect when made or deemed to have been made or delivered.

11.4            Insolvency – Voluntary Proceedings. Any Loan Party or Parent Guarantor shall (a) voluntarily commence any proceeding or file any petitions seeking liquidation, reorganization, or other relief under any Debtor Relief Law now or hereafter in effect, (b) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 11.5 below, (c) apply for or consent to an appointment of a receiver, trustee, custodian, sequestrator, conservator, or similar official or such Loan Party or Parent Guarantor or for its substantial part of its assets, (d) file an answer admitting a material allegations of a petition filed against it in any such proceeding, (e) make a general assignment for the benefit of creditors, or (f) take any corporate or other action for the purpose of effecting any of the foregoing.

11.5            Insolvency – Involuntary Proceedings. An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (a) liquidation, reorganization, or other relief in respect of any Loan Party or Parent Guarantor or its debt, or a substantial part of its assets, under any Debtor Relief Law now or hereafter in effect, or (b) the appointment of a receiver, trustee, custodian, sequestrator, conservator, or similar official for any Loan Party or Parent Guarantor, or for a substantial part of its’ assets, and, in each such case, such proceeding or petitions shall continue undismissed for 60 days or an order or a decree approving or ordering any of the foregoing shall be entered.

11.6            Insolvency. Any Loan Party or Parent Guarantor shall become unable, admit in writing its inability, or fail generally to pay its debts as they become due.

11.7            Judgments. There is entered against any Loan Party or Parent Guarantor (a) a final non-appealable judgment or arbitration award for the payment of money in the amount exceeding $500,000 (individually or in the aggregate and net of applicable insurance if the insurer has accepted coverage) or (b) one or more non-monetary final non-appealable judgments that could be, or could reasonably be expected to be, individually or in the aggregate, a Material Adverse Event, and, in either case enforcement of such judgment or award is not stayed.

11.8            Default Under Other Agreements.

(a)            Except as otherwise provided in clause (b) below, Borrower fails to pay when due (after any applicable grace period) any Debt which (individually or in the aggregate) exceeds $100,000, or any default exists under any agreement which permits any Person to cause any Debt which (individually or in the aggregate) exceeds $100,000 to become due and payable by Borrower before its stated maturity.

(b)            Except with respect to matters described in clause (a) above, Borrower breaches or defaults under any term, condition, provision, representation or warranty contained in any Material Agreement, including any agreement with Lender (other than the Loan Documents); provided that notwithstanding the foregoing to the extent such breach or default is capable of being cured, Borrower fails for fifteen (15) Business Days to commence a cure of such breach or default and thereafter fails to diligently pursue such cure and to finally cure such breach or default within thirty (30) Business Days of such commencement thereof or such later time as reasonably agreed between Lender and Borrower.

11.9            Validity and Enforceability of Loan Documents. Any Lien granted under any Security Document ceases to be a first priority Lien on Borrower’ assets, or any Loan Document at any time after its execution and delivery (a) ceases to be in effect in any material respect or is declared by a Governmental Authority to be null and void, or (b) its validity or enforceability is contested by Borrower or Borrower denies that it has any further liability or obligations under any Loan Document.

11.10            Change of Control. A Change of Control occurs.

11.11            Letter of Credit. The Letter of Credit is not in effect for any reason or Lender’s ability to draw under the Letter of Credit is curtailed, limited, stayed or prohibited for any reason, including as a result of actions of any Loan Party or Parent Guarantor or any Governmental Authority.

11.12      Ground Lease.

(a)            The Ground Lease is (i) terminated, rescinded, repudiated, rejected, canceled or replaced for any reason (other than pursuant Section 2.3(b) hereof, but only if payments made by Landlord to Lender pursuant to such section result in payment in full of the Obligations), (ii) amended or modified to cause the term thereof to end earlier than the Maturity Date, or (iii) otherwise amended or modified in any manner that is adverse to Lender.

(b)            The failure of Borrower to make, or cause to be made, any payment when due, beyond any applicable cure periods, to Landlord or any other Person under or in respect of the Ground Lease.

(c)            The occurrence of any material default by Borrower under the Ground Lease.

(d)            The occurrence of any material default by Landlord under the Ground Lease that results in a Material Adverse Event.

SECTION 12          RIGHTS AND REMEDIES.

12.1            Remedies Upon Default.

(a)            If a Default exists under Section 11.4 or Section 11.5, the unpaid balance of the Obligations automatically becomes due and payable without any action of any kind.

(b)            If a Default exists, Lender may do any one or more of the following: (i) if the maturity of the Obligations has not already been accelerated under Section 12.1(a), declare the unpaid balance of the Obligations immediately due and payable and to the extent permitted by applicable Law, and the Obligations shall accrue interest at the Default Rate; (ii) reduce any claim to judgment; (iii) exercise the rights of set off or banker’s Lien under Section 3.8 to the extent of the full amount of the Obligations; (iv) demand that Borrower Cash Collateralize the then existing Cash Management Liabilities, (v) foreclose or otherwise enforce any Lien granted to Lender to secure payment and performance of the Obligations, and (vi) exercise any and all other legal or equitable rights afforded by the Loan Documents, the Laws of the State of Texas, or any other applicable jurisdiction.

12.2            Cash Collateral. If any Default exists, Borrower shall, if requested by Lender, immediately Cash Collateralize the then existing Cash Management Liabilities for so long as such Default continues or until such Default is waived by Lender.

12.3            Waivers. To the extent permitted by Law, Borrower waives presentment and demand for payment, protest, notice of intention to accelerate, notice of acceleration and notice of protest and nonpayment, and agrees that its liability with respect to all or any part of the Obligations is not affected by any renewal or extension in the time of payment of all or any part of the Obligations, by any indulgence, or by any release or change in any security for the payment of all or any part of the Obligations.

12.4            No Waiver. No waiver of any Default shall be deemed to be a waiver of any other then-existing or subsequent Default. No delay or omission by Lender in exercising any right under the Loan Documents will impair that right or be construed as a waiver thereof or any acquiescence therein, nor will any single or partial exercise of any right preclude other or further exercise thereof or the exercise of any other right. The acceptance by Lender of any partial payment shall not be deemed to be a waiver of any Default then existing.

12.5            Performance by Lender. If any Loan Party or Parent Guarantor shall fail to perform any covenant, duty, or agreement contained in any of the Loan Documents, Lender may perform or attempt to perform such covenant, duty, or agreement on behalf of such Loan Party or Parent Guarantor. In such event, the applicable Loan Party or Parent Guarantor shall, at the request of Lender, promptly pay any amount expended by Lender in such performance or attempted performance to Lender, together with interest thereon at the Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, it is expressly agreed that Lender shall have no liability or responsibility for the performance of any obligation of any Loan Party or Parent Guarantor under this Agreement or any other Loan Document.

12.6            Cumulative Rights. All rights available to Lender under the Loan Documents are cumulative of, and in addition to, all other rights granted at law or in equity, whether or not the Obligations are due and payable and whether or not Lender has instituted any suit for collection, foreclosure, or other action in connection with the Loan Documents.

SECTION 13          MISCELLANEOUS.

13.1            Governing Law, Forum, and Venue.

(a)            Each Loan Document shall be governed by and construed in accordance with the laws of the State of Texas. Each Party consents to and agrees that Montgomery County, Texas shall be designated as proper venue for resolution of any claim arising under the Loan Documents.

(b)            Borrower hereby acknowledges that (i) the negotiation, execution, and delivery of the Loan Documents constitute the transaction of business within the State of Texas, (ii) any cause of action arising under any of said Loan Documents will be a cause of action arising from such transaction of business, and (iii) Borrower understands, anticipates, and foresees that any action for enforcement of payment of the Obligations or the Loan Documents may be brought against it in the State of Texas. To the extent allowed by Law, Borrower hereby submits to jurisdiction in the State of Texas for any action or cause of action arising out of or in connection with the Obligations or the Loan Documents and waives any and all rights under the Laws of any state or jurisdiction to object to jurisdiction or venue within Montgomery County, Texas; notwithstanding the foregoing, nothing contained in this Section 13.1 shall prevent Lender from bringing any action or exercising any rights against Borrower, any Guarantor, any Collateral, or any of Borrower’s or any Guarantor’s properties in any other county, state, or jurisdiction. Initiating such action or proceeding or taking any such action in any other state or jurisdiction shall in no event constitute a waiver by Lender of any of the foregoing.

13.2            Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 13.2 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

13.3            Invalid Provisions. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall engage in good faith negotiations to replace the illegal, invalid or unenforceable provisions, with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.4            Multiple Counterparts and Electronic Signatures. Each Loan Document may be executed in any number of counterparts with the same effect as if all signatories had signed the same document. All counterparts must be construed together to constitute one and the same instrument. Loan Documents may be transmitted and signed by facsimile, portable document format (PDF), or other electronic means, and shall have the same effect as manually-signed originals and shall be binding on the Loan Parties and Lender, with originals signatures to be delivered to Lender at Lender’s request. Notwithstanding the foregoing, original executed and notarized signature pages to any Mortgages must be delivered to Lender or its counsel on the Closing Date (or such later date as agreed to by Lender).

13.5            Notice. Unless otherwise provided in this Agreement, all notices or consents required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, or sent by facsimile or other electronic transmission. Notices and other communications shall be effective (a) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (b) if faxed or sent by other electronic submission, when transmitted, or (c) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered. Until changed by notice pursuant to this Agreement, the addresses, facsimile numbers and e-mail addresses for each party is set out on Schedule 1. Lender shall be entitled to rely and act upon any notices purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified in this Section 13.5, were incomplete or were not preceded or followed by any other form of notice specified in this Section 13.5, or (ii) the terms of the notice, as understood by the recipient, varied from any confirmation of the notice. Borrower shall indemnify Lender and its Affiliates and representatives from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other communications with Lender may be recorded by Lender, and each of the parties to this Agreement hereby consents to such recording.

13.6            Binding Effect; Survival. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective successors and permitted assigns. Unless otherwise provided, all covenants, agreements, indemnities, representations and warranties made in any of the Loan Documents survive and continue in effect as long as the Obligations are outstanding (other than contingent indemnification obligations, obligations under Cash Management Products and Services, and other provisions under the Loan Documents which by their terms expressly survive payment of the Obligations and termination of the Loan Documents).

13.7            Survival of Indemnification and Representations and Warranties.

(a)            Survival of Indemnification. All indemnities set out herein shall survive the execution and delivery of this Agreement, the making of the Term Loan and the repayment of the Term Loan and the other Obligations under this Agreement.

(b)            Survival of Representations and Warranties. All representations and warranties made under this Agreement and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Lender, regardless of any investigation made by Lender or on their behalf and notwithstanding that Lender may have had notice or knowledge of any Default or Potential Default at the time of any Loan, and shall continue in full force and effect as long as any Loan or any other Obligations under this Agreement shall remain unpaid or unsatisfied.

13.8            Amendments. The Loan Documents may be amended, modified, supplemented or be the subject of a waiver only by a writing executed by Lender and the applicable Loan Party or, as applicable, Parent Guarantor.

13.9            Participants. Lender may, at any time, sell to one or more Persons (each a “Participant”) participating interests in the Obligations; provided that, (a) Lender remains the holder of the Term Principal Amount, (b) Lender’s obligations under this Agreement remain unchanged and Lender remains solely responsible for the performance of those obligations, and (c) Borrower continues to deal solely and directly with Lender regarding the Loan Documents. Lender may furnish any information concerning Borrower in its possession from time to time to Participants (including prospective Participants).

13.10            Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances. Borrower’s obligations under the Loan Documents remain in full force and effect until the Obligations are paid in full (other than contingent indemnification obligations, obligations under Cash Management Products and Services, and other provisions under the Loan Documents which by their terms expressly survive payment of the Obligations and termination of the Loan Documents). If at any time any payment of the principal of or interest on any amount payable by Borrower or any other obligor on the Obligations under any Loan Document is rescinded or must be restored or returned upon the insolvency, bankruptcy or reorganization of Borrower or otherwise, the obligations of Borrower under the Loan Documents with respect to that payment shall be reinstated as though the payment had been due but not made at that time.

13.11            INDEMNITY. WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT ARE CONSUMMATED, BORROWER SHALL INDEMNIFY AND HOLD HARMLESS LENDER AND ITS AFFILIATES AND REPRESENTATIVES (COLLECTIVELY, THE “INDEMNITEES”) FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, CLAIMS, DEMANDS, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES AND DISBURSEMENTS (INCLUDING DOCUMENTED, REASONABLE, OUT-OF-POCKET FEES AND EXPENSES OF COUNSEL) OF ANY KIND OR NATURE WHATSOEVER WHICH MAY AT ANY TIME BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE IN ANY WAY RELATING TO OR ARISING OUT OF OR IN CONNECTION WITH (A) THE EXECUTION, DELIVERY, ENFORCEMENT, PERFORMANCE OR ADMINISTRATION OF ANY LOAN DOCUMENT OR ANY OTHER AGREEMENT, LETTER OR INSTRUMENT DELIVERED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED THEREBY OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, (B) THE TERM LOAN OR THE USE OR PROPOSED USE OF THE PROCEEDS THEREFROM, OR (C) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF ANY HAZARDOUS MATERIAL ON OR FROM ANY PROPERTY CURRENTLY OR FORMERLY OWNED OR OPERATED BY BORROWER, ANY SUBSIDIARY OR ANY OTHER COMPANY CONTROLLED OR OPERATED BY BORROWER, OR ANY LIABILITY IN RESPECT OF ANY ENVIRONMENTAL LAW RELATED IN ANY WAY TO BORROWER, ANY SUBSIDIARY OR ANY OTHER COMPANY, OR (D) ANY ACTUAL OR PROSPECTIVE LITIGATION, CLAIM, OR INVESTIGATION RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY (INCLUDING ANY INVESTIGATION OF, PREPARATION FOR, OR DEFENSE OF ANY PENDING OR THREATENED CLAIM, INVESTIGATION, LITIGATION OR PROCEEDING) AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO (ALL THE FOREGOING, COLLECTIVELY, THE “INDEMNIFIED LIABILITIES”), IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE NEGLIGENCE OF THE INDEMNITEE; PROVIDED THAT, SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, CLAIMS, DEMANDS, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS (I) ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR (II) RESULT FROM A CLAIM BROUGHT BY BORROWER OR ANY OTHER LOAN PARTY AGAINST AN INDEMNITEE FOR BREACH IN BAD FAITH OF SUCH INDEMNITEE’S OBLIGATIONS HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT, IF THE BORROWER OR SUCH LOAN PARTY HAS OBTAINED A FINAL AND NONAPPEALABLE JUDGMENT IN ITS FAVOR ON SUCH CLAIM AS DETERMINED BY A COURT OF COMPETENT JURISDICTION. ALL AMOUNTS DUE UNDER THIS SECTION 13.11 SHALL BE PAYABLE WITHIN TEN (10) BUSINESS DAYS AFTER WRITTEN DEMAND. THE AGREEMENTS IN THIS SECTION 13.11 SHALL SURVIVE THE REPAYMENT, SATISFACTION OR DISCHARGE OF THE OBLIGATIONS.

13.12            Limitation of Liability. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, EACH LOAN PARTY AND PARENT GUARANTOR SHALL NOT ASSERT, AND HEREBY WAIVES, ANY CLAIM AGAINST ANY OTHER PARTY HERETO, ANY INDEMNITEE, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY. NO INDEMNITEE SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

13.13            Patriot Act. Lender hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Patriot Act. Borrower shall, promptly following a request by Lender, provide all documentation and other information that Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

13.14            Document Imaging and Retention Policy. Borrower understands and agrees that Lender shall be entitled, in its sole discretion, to image or make copies of all or any selection of the agreements, instruments, documents, and items and records governing, arising from or relating to the extension of the Term Loan under this Agreement, including, without limitation, this Agreement and the other Loan Documents, and Lender may destroy or archive the paper originals. Borrower (a) waives any right to insist or require that Lender produce paper originals and any right that it may have to claim that the imaged copies of the Loan Documents are not originals, (b) agrees that such images shall be accorded the same force and effect as the paper originals, (c) agrees that Lender is entitled to use such images in lieu of destroyed or archived originals for any purpose, including as admissible evidence in any demand, presentment or other proceedings, and (d) further agrees that any executed facsimile (faxed), scanned, or other imaged copy of this Agreement or any other Loan Document shall be deemed to be of the same force and effect as the original manually executed document.

13.15            Entirety. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG BORROWER, THE GUARANTORS, AND THE LENDER AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BY BORROWER, GUARANTORS, AND LENDER. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG BORROWER, GUARANTORS, AND LENDER.

[Signatures appear on following page.]

EXECUTED as of the day and year set out in the Preamble.

BORROWER:

IBIO CDMO LLC,
a Delaware limited liability company

By:	/s/ Robert Lutz
Robert Lutz
Authorized Person

Signature Page to Credit Agreement

LENDER:

WOODFOREST NATIONAL BANK

By:	/s/ Cameron D. Jones
Cameron D. Jones
Senior Vice President

Signature Page to Credit Agreement

SCHEDULE 5

Conditions Precedent

1.	Credit Agreement
2.	Term Note ($22,375,000)
3.	Parent Guaranty Agreement
4.	Security Agreement – Borrower
5.	Leasehold Deed of Trust, Assignment of Leases and Rents, Security Agreement and UCC Financing Statement for Fixture Filing (Brazos County, TX) – Borrower (iBio Property)
6.	Collateral Agreement – Landlord Waiver (iBio Property)
7.	Environmental Indemnity Agreement
8.	UCC-1 Financing Statement- Borrower (DE)
9.	Officer’s Certificate of Borrower
10.	Officer’s Certificate of Guarantor
11.

Certificates of Existence and Good Standing

a.       Borrower (DE)

b.       Borrower (TX) - Foreign qualification/existence/ authority to transact business

c.       Parent Guarantor (DE)

d.       Parent Guarantor (TX) - Foreign qualification/existence/ authority to transact business

12.	UCC Lien Searches a. Borrower (DE) b. Parent Guarantor (DE)
13.	Letter of Credit (issued by JPM)
14.	Legal Opinion of Venable LLP
15.	Legal Opinion of Jackson Walker LLP, Texas counsel to Borrower and Parent Guarantor
16.	Insurance ACORD Certificates (and endorsements) a. Certificate of Liability Insurance b. Certificate of Property Insurance
17.	Initial Financial Statements of Parent Guarantor and Borrower
18.	Due diligence review by Lender (including KYC and AML)
19.	Payment of Lender’s fees and expenses
20.	Necessary permits and governmental, regulatory, association approvals
21.	ALTA Survey (iBio Property) (2015)
22.	Affidavit of No Change (re ALTA Survey)

Schedule 5

23.	Phase 1 Environmental Report (iBio Property)
24.	Appraisal (iBio Property)
25.	Condition of Property Report
26.	Flood Determinations (iBio Property)
27.	Title Commitments (iBio Property)
28.	Objection Letter to Title Company (iBio Property)
29.	Instruction Letter to Title Company (iBio Property)
30.	Extended Coverage Owner's Policy of Title Insurance (with endorsements) (iBio Property)
31.	Mortgagee’s Policy of Title Insurance (with endorsements) (iBio Property)
32.	Title Company Affidavits (iBio Property)
33.	Settlement Statement (iBio Property)
34.	Officer’s Certificate of Borrower (certifying that all conditions to closing the PSA have been satisfied other than payment of the portion of the purchase price thereunder to be made with term loan proceeds)
35.	Purchase and Sale Agreement (iBio Property)
36.	Special Warranty Deed and Assignment of Ground Lease (conveying to Borrower all of College Station's right, title and interest to the Ground Lease)
37.	Bill of Sale (conveying all of College Station's right, title and interest in and to the personal property)
38.	Termination of Sublease (terminating the existing Sublease of Ground Lease to Borrower, in its capacity as subtenant)
39.	Termination of the Memorandum of Sublease (terminating the Memorandum of Sublease between College Station and Borrower, in its capacity as subtenant, dated January 13, 2016)
40.	General Assignment (transferring to Borrower, to the extent assignable, all of College Station’s right, title and interest in and to the other property rights)
41.	Ground Lease Estoppel Certificate
42.	Landlord approval letter consenting to transactions (to be attached to Special Warranty Deed and Assignment of Ground Lease)
43.	Ground Lease (as amended and modified pursuant to the applicable PSA Documents)
44.	PSA Closing Statement (reflecting the Purchase Price (as defined in the PSA), prorations required to made in accordance with the PSA, and other amounts payable by Borrower and Seller at the closing)

Schedule 5